Exhibit 10.26

EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. “[***]” INDICATES THAT INFORMATION HAS BEEN OMITTED

EXCLUSIVE LICENSE AGREEMENT

BY AND BETWEEN

BIOSION, INC.

AND

ACLARIS THERAPEUTICS, INC.

November 18, 2024

TABLE OF CONTENTS

Article 1 Definitions		1

Article 2 Licenses and Other Rights		19

2.1	Grant of License to Company	19
2.2	Sublicenses	19
2.3	Retained Rights; No Implied Licenses	19
2.4	Exclusivity.	20
2.5	Technology Transfer	21
2.6	Transition Services.	22
2.7	Biosion Materials Transfer.	24
2.8	Existing Inventory	24
2.9	CTTQ Agreements.	25

Article 3 Development, Manufacture and Commercialization of LICENSED Products		25

3.1	Development	25
3.2	Commercialization	25
3.3	Manufacturing	26
3.4	Diligence	26
3.5	Subcontracting	26
3.6	Trademarks	26
3.7	Information Rights	26
3.8	Recordkeeping	27
3.9	Compliance with Laws	27
3.10	Regulatory Matters.	28
3.11	Alliance Managers	29

Article 4 Financials		29

4.1	Upfront	29
4.2	Equity Consideration	29
4.3	Transition Services Fees	29
4.4	Biosion Materials; Existing Inventory	29
4.5	Regulatory Milestones	29
4.6	Sales Milestones	30
4.7	Royalties.	31
4.8	Sublicense Income	32
4.9	Development, Manufacture and Commercialization Costs	33
4.10	Mode of Payment and Currency	33
4.11	Blocked Payments	34
4.12	Late Payments	34
4.13	Records; Audits	34
4.14	Taxes	35

i

ARTICLE 5 INTELLECTUAL PROPERTY		36

5.1	Inventions	36
5.2	Prosecution and Maintenance of Biosion Patents	36
5.3	Enforcement of Biosion Licensed Technology	37
5.4	Defense of Third Party Actions	39
5.5	Third Party Agreements	39
5.6	CTTQ Patents	40

ARTICLE 6 CONFIDENTIALITY		40

6.1	Confidentiality Obligations	40
6.2	Authorized Disclosures	41
6.3	Clinical Trial Data	42
6.4	Public Disclosures	42
6.5	Publications	42
6.6	Use of Name	43
6.7	Equitable Relief	43

ARTICLE 7 REPRESENTATIONS AND WARRANTIES		43

7.1	Mutual Representations and Warranties	43
7.2	Additional Representations and Warranties	44
7.3	Additional Representations and Warranties	44
7.4	DISCLAIMER	46

ARTICLE 8 INDEMNIFICATION		47

8.1	Indemnification by Biosion	47
8.2	Indemnification by Company	47
8.3	Notification of Claims; Conditions to Indemnification Obligations	47
8.4	Certain Limitations	48
8.5	Insurance	48
8.6	No Consequential Damages	48

ARTICLE 9 TERM AND TERMINATION		49

9.1	Term and Expiration	49
9.2	Termination.	49
9.3	Effects of Termination	51
9.4	Survival	54
9.5	Effect of Bankruptcy or Insolvency	54

ARTICLE 10 DISPUTE RESOLUTION		55

10.1	Disputes	55
10.2	Escalation to Executive Officers	55
10.3	Arbitration	55
10.4	Injunctive Relief	56
10.5	Patent and Trademark Disputes	56

ii

ARTICLE 11 MISCELLANEOUS PROVISIONS		56

11.1	Relationship of the Parties	56
11.2	Assignment	56
11.3	Performance and Exercise by Affiliates	56
11.4	Further Actions	57
11.5	Accounting Procedures	57
11.6	Force Majeure	57
11.7	No Trademark Rights	57
11.8	Entire Agreement; Amendments	57
11.9	Governing Law	57
11.10	Notices	58
11.11	Waiver	59
11.12	Severability	59
11.13	Binding Effect; No Third Party Beneficiaries	59
11.14	Interpretation	59
11.15	Counterparts	60

Schedules

Schedule 1.18	Biosion Materials
Schedule 1.19	Existing Biosion Patents
Schedule 1.22	Existing BSI-045B Antibody
Schedule 1.24	Existing BSI-502 Antibody
Schedule 1.43	Tripartite CTTQ Agreement
Schedule 1.68	Existing Inventory
Schedule 1.90	Knowledge
Schedule 2.5	Initial Technology Transfer Plan
Schedule 2.6	Transition Services
Schedule 2.7	Form of MTR
Schedule 4.1	Upfront Reimbursement Costs
Schedule 4.2	Warrant
Schedule 4.10	Payment Instructions

iii

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is dated as of November 18, 2024 (the “Effective Date”), by and between Biosion, Inc. (博奥信生物技术（南京）有限公司), a company organized and existing under the laws of the People’s Republic of China and having a place of business at 5th Floor, Building D, 3-1 Zhongdan Unit, South Longshan Rd, Jiangbei New District, Nanjing, Jiangsu, China 210061 (“Biosion”), and Aclaris Therapeutics, Inc., a corporation organized under the laws of the State of Delaware and having a place of business at 701 Lee Road, Suite 103, Wayne, Pennsylvania 19087, United States of America (“Company”). Each of Biosion and Company may be individually referred to herein as a “Party” or, collectively, as “Parties”.

RECITALS

WHEREAS, Biosion possess certain Patents, Know-How and expertise with respect to the Licensed Products;

WHEREAS, Company and its Affiliates have expertise in the Development, Manufacture and Commercialization of therapeutic products in the pharmaceutical industry; and

WHEREAS, Biosion desires to grant to Company, and Company desires to receive from Biosion, an exclusive license under the Biosion Licensed Technology to Develop, Manufacture and Commercialize Licensed Products in the Field in the Company Territory in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article 1

Definitions

Unless otherwise defined elsewhere in the Agreement, all capitalized terms shall have the following meanings (and cognates of such terms shall have correlative meanings):

1.1.	“AAA Rules” has the meaning set forth in Section 10.3.
1.2.

“Accounting Standard” means, with respect to a Party (or a Selling Party, as applicable), depending on which accounting standard is normally applied by such Party (or Selling Party) with respect to the filing of its reporting: (a) United States Generally Accepted Accounting Principles; or (b) International Financial Reporting Standards, as applicable, in each case ((a) or (b)), consistently applied.

1.3.	“Acquiree” has the meaning set forth in Section 2.4(b)(ii)(B).
1.4.

“Acquirer” means, collectively, the Third Party referenced in the definition of Change of Control and any Affiliates of such Third Party, other than the applicable Party in the definition of Change of Control and such Party’s Affiliates, determined as of immediately prior to the closing of such Change of Control.

1.5.	“Additional Biosion Bispecific Antibody” has the meaning set forth in Section 1.24.

1.6.	“Adverse Event” means any untoward medical occurrence in a patient or subject who is administered any product, whether or not considered drug related or serious as defined by applicable Law.
1.7.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, but only for so long as such control exists. For the purposes of this Section 1.7, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.8.	“Agreement” has the meaning set forth in the preamble.
1.9.	“Alliance Manager” has the meaning set forth in Section 3.11.
1.10.	“Antibody” means any antibody, including [***].
1.11.	“Bankruptcy Code” means Title 11 of the United States Code, as amended, or analogous provisions of Law outside the United States.
1.12.	“Bankruptcy Event” has the meaning set forth in Section 9.2(c).
1.13.

“Biosimilar Product” means, with respect to a particular Licensed Product in a particular country in the Company Territory, any product that is (a) sold by a Third Party not authorized by any Selling Party and that did not purchase such product in a chain of distribution that included any Selling Party; and (b) (i) approved by the applicable Regulatory Authority for such country as interchangeable with such Licensed Product, as set forth in 42 U.S.C. § 262(k) or successor Law, or other analogous Law outside of United States, (ii) a “biosimilar” to such Licensed Product, as the term “biosimilar” is defined in 42 U.S.C. §262(i) or successor Law, or other analogous Law outside of the United States, or (iii) the approval of such product is based, in whole or in substantial part, on the prior Marketing Approval of such Licensed Product by such Regulatory Authority.

1.14.	“Biosion” has the meaning set forth in the preamble.
1.15.	“Biosion Indemnitees” has the meaning set forth in Section 8.2.
1.16.

“Biosion Know-How” means (a) any Know-How (other than Materials) that is (i) Controlled by Biosion as of the Effective Date and (ii) necessary or reasonably useful to Develop, Manufacture or Commercialize the Existing BSI-045B Product, the Existing BSI-502 Product or any Licensed Product that incorporates, constitutes, contains, comprises or utilizes any Additional Biosion Bispecific Antibodies (such Know-How, the “Existing Biosion Know-How”); and (b) any other Know-How (other than Materials or the Existing Biosion Know-How) that is (i) Controlled by Biosion as of the Effective Date or during the Term and (ii) necessary or reasonably useful to Develop, Manufacture or Commercialize the Licensed Products.

1.17.	“Biosion Licensed Technology” means (a) the Biosion Know-How; (b) the Biosion Materials; and (c) the Biosion Patents.
1.18.

“Biosion Materials” means any Materials that (a) are Controlled by Biosion (or any of its Affiliates) as of the Effective Date; and (b) (i) were transferred to Company (or any of its Affiliates) pursuant to the Existing MTA or (ii) are set forth on Schedule 1.18; provided that Biosion Materials shall exclude any Existing Inventory.

1.19.

“Biosion Patents” means all Patents that (i) are Controlled by Biosion (or any of its Affiliates) as of the Effective Date or during the Term and (ii) (A) claim any Biosion Know-How, or (B) are otherwise necessary or reasonably useful to Develop, Manufacture or Commercialize any Licensed Product; provided that all Biosion Patents that are owned by Biosion and in existence as of the Effective Date are set forth on Schedule 1.19 (the “Existing Biosion Patents”); provided that, for clarity, the Existing Biosion Patents exclude any CTTQ Patents.

1.20.	“BPCIA” means the Biologics Price Competition and Innovation Act of 2009 (42 U.S.C. § 262 et seq) or any similar provisions in a country outside the United States.
1.21.	“Breaching Party” has the meaning set forth in Section 9.2(b)(i).
1.22.

“BSI-045B Antibody” means (a) the Antibody identified on Schedule 1.22 (the “Existing BSI-045B Antibody”); and (b) [***]; provided that, for the avoidance of doubt, in each case ((a) or (b)), BSI-045B Antibodies shall exclude any BSI-502 Antibodies or Derived BSI-045B Antibodies.

1.23.

“BSI-045B Product” means any product that incorporates, constitutes, contains, comprises or utilizes a BSI-045B Antibody, in any and all forms, presentations, strengths, doses, formulations or regimens, including any Combination Product thereof, including for the avoidance of doubt, the Existing BSI-045B Product; provided that for the avoidance of doubt BSI-045B Products shall exclude any product that incorporates, constitutes, contains, comprises or utilizes any BSI-502 Antibody or TSLP Antibody (including any Derived BSI-045B Antibody).

1.24.	“BSI-502 Antibody” means (a) the Antibody identified on Schedule 1.24 (the “Existing BSI-502 Antibody”); [***].
1.25.

“BSI-502 Product” means any product that incorporates, constitutes, contains, comprises or utilizes a BSI-502 Antibody, in any and all forms, presentations, strengths, doses, formulations or regimens, including any Combination Product thereof, including for the avoidance of doubt, the Existing BSI-502 Product.

1.26.

“Business Day” means a day other than (a) Saturday or Sunday; (b) any public holiday in Shanghai, China or New York, NY, United States; or (c) any day on which banking institutions in Shanghai, China or New York, NY, United States are authorized or required by Law to close.

1.27.

“Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1 of any Calendar Year; provided that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter; and (b) the last Calendar Quarter of the Term shall end upon the earlier effective date of expiration or termination of this Agreement.

1.28.

“Calendar Year” means the period beginning on January 1 and ending on December 31 of the same year; provided that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year; and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the earlier effective date of termination or expiration of this Agreement.

1.29.

“Change of Control” means, with respect to a Person, (a) the closing of a sale of all or substantially all of the assets of such Person to a Third Party in one transaction or series of transactions; (b) the closing of a merger or other business combination or transaction that results in a Third Party owning, directly or indirectly, more than fifty percent (50%) of the voting securities of such Person; or (c) the closing of a transaction following which a Third Party acquires direct or indirect ability or power to direct or cause the direction of the management and policies of such Person or otherwise to direct the affairs of such Person, whether through ownership of equity, voting securities, beneficial interest, by contract or otherwise. Notwithstanding the foregoing, Change of Control shall not include any of the following transactions: (i) the reincorporation of such Person in a different state or its change of name or reorganization in the same state; provided that such Person will continue to be owned by the then-current stockholders of such Person, which will hold all of the outstanding shares of capital stock of such Person, (ii) the formation of a holding company that will be owned exclusively by the then-current stockholders of such Person, which will hold all of the outstanding shares of capital stock of such Person, (iii) a bona fide debt or equity financing primarily for capital raising purposes or (iv) any underwritten public offering of equity of such Person on any internationally recognized stock exchange (including the New York Stock Exchange and the National Association of Securities Dealers Automated Quotations Stock Market).

1.30.

“Clinical Trial” means a clinical trial in human subjects that has been approved by an institutional review board or ethics committee, as applicable, and is designed to measure the safety or efficacy of a therapeutic product, including any Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, any study incorporating more than one (1) of these phases, or any clinical trial (whether required or optional) commenced after Marketing Approval.

1.31.

“Combination Product” means any Licensed Product that is sold in the form of a combination (whether co-formulated, co-packaged or otherwise sold for a single price) containing or comprising a Licensed Antibody together with one or more other therapeutically active agents that is not itself a Licensed Antibody (each such additional therapeutically active agent, an “Other Component”); or defined as a “combination product” by the FDA pursuant to 21 C.F.R. §3.2(e) or its foreign equivalent but, in any event, excluding devices, delivery vehicles and excipients.

1.32.

“Commercialize” means, with respect to any product, any and all activities directed or related to promoting, marketing, distributing, selling (including offering for sale or contracting to sell), importing, exporting or otherwise commercially exploiting such product, or providing product support for such product and to conduct activities in preparation for conducting the foregoing activities, including interactions with Regulatory Authorities prior to or following the receipt of Marketing Approval in the applicable country or region for such product or activities to produce commercialization support data or to secure or maintain market access and reimbursement; provided that Commercialization does not include Development or interacting with Regulatory Authorities regarding the foregoing.

1.33.

“Commercially Reasonable Efforts” means, with respect to applicable activities or obligations of a Party under this Agreement, such efforts and resources that are consistent with the commercially reasonable practices of a pharmaceutical or biotechnology company of similar size and resources as such Party, in the exercise of its reasonable business discretion, in connection with performance of similar activities or obligations relating to the Development and Commercialization of a similarly situated compound or product owned by it or to which it has exclusive rights, with similar characteristics as the applicable Licensed Antibody or Licensed Product hereunder, that is of similar market potential at a similar stage in its development or product life as such Licensed Antibody or Licensed Product, taking into account relevant commercial, legal and regulatory factors, including the competitiveness of the marketplace (including the number of competing products), the proprietary position of such product, issues of safety and efficacy, the regulatory environment, actual or projected profitability of such product, manufacturing status, the nature and extent of market exclusivity (including patent coverage), the cost and likelihood of obtaining Marketing Approval (including pricing and reimbursement approval) and the costs and expenses associated with the Development and Commercializing such product. Commercially Reasonable Efforts shall be determined on a Licensed Product-by-Licensed Product and country-by-country basis, and may change over time.

1.34.	“Company” has the meaning set forth in the preamble.
1.35.	“Company Indemnitees” has the meaning set forth in Section 8.1.
1.36.	“Company Territory” means worldwide but excluding the Excluded Territory.
1.37.	“Competing Product” has the meaning set forth in Section 2.4(b)(i).
1.38.	“Competing Program” has the meaning set forth in Section 2.4(b)(ii).
1.39.

“Confidential Information” means, with respect to a given Disclosing Party, any and all non-public or confidential information relating to the business, operations or products of such Disclosing Party or any of its Affiliates, including any Know-How, that such Disclosing Party or its Affiliate previously disclosed to the Receiving Party under this Agreement (or, with respect to Company as the Receiving Party, any such information disclosed to Company or any of its Affiliates under the Existing Confidentiality Agreement), or otherwise becomes known to the Receiving Party by virtue of this Agreement, as applicable; provided that, notwithstanding the foregoing, the existence and the terms and conditions of this Agreement constitute both Parties’ Confidential Information, with both Parties deemed to be the Receiving Party, unless and to the extent any such information is disclosed in any press release, presentation or other form of public disclosure permitted under Article 6.

1.40.

“Control” means, with respect to any Know-How, Patent, Regulatory Documents, Regulatory Approval or other intellectual property, the possession (whether by sole or joint ownership or license or otherwise, other than the licenses granted hereunder) of the ability to grant access, a right to use, or a license, sublicense or any other right to exploit, as set forth in this Agreement, such Know-How, Patent, Regulatory Documents, Regulatory Approval or other intellectual property, as applicable, in each case, without: (a) violating the terms of any agreement or other arrangement with any Third Party or any Law; or (b) incurring any incremental payment obligation to a Third Party associated with making such grant (unless, and except to the extent, the Parties have agreed in writing to an allocation of such payment obligation); provided that, notwithstanding anything in this Agreement to the contrary, a Party or its Affiliates will be deemed not to Control any Know-How, Patents, Regulatory Documents, Regulatory Approval or other intellectual property that are owned or in-licensed by an Acquirer except (i) if such Know-How, Patents, Regulatory Documents, Regulatory Approval or other intellectual property owned or in-licensed by the Acquirer were generated from participation by employees or agents of such Acquirer in furtherance of Development or Manufacturing activities with respect to any Licensed Antibody or Licensed Product, or Commercialization activities with respect to any Licensed Product, under this Agreement after such Change of Control, (ii) for any Know-How, Patents, Regulatory Documents, Regulatory Approval or other intellectual property owned or in-licensed by such Acquirer not used in the performance of Development or Manufacturing activities with respect to any Licensed Antibody or Licensed Product, or Commercialization activities with respect to any Licensed Product, under this Agreement prior to the consummation of such Change of Control that, after the consummation of such Change of Control, are used by such acquired Party or any of its Affiliates in the performance of Development or Manufacturing activities with respect to any Licensed Antibody or Licensed Product, or Commercialization activities with respect to any Licensed Product, under this Agreement, or (iii) if, prior to the consummation of such Change of Control, such acquired Party or any of its Affiliates also Controlled such Know-How, Patents, Regulatory Documents, Regulatory Approval or other intellectual property owned or in-licensed by such Acquirer, in each of which cases ((i)–(iii)), such Know-How, Patents, Regulatory Documents, Regulatory Approval or other intellectual property owned or in-licensed by such Acquirer will be deemed Controlled by the acquired Party or its Affiliates for purposes of this Agreement.

1.41.

“Cover” means, with respect to a given Licensed Antibody or Licensed Product in a given country and a given Patent, that the making, offering for sale, selling, importing or using of such Licensed Antibody or Licensed Product would, but for a license granted under such Patent (assuming, with respect to a patent application, as if such application was then issued), infringe any claim of such Patent in such country in which that activity occurs.

1.42.	“CTTQ” means Chia Tai Tianqing Pharmaceutical Group, Co., Ltd., together with its successors and permitted assigns under the CTTQ Agreements.
1.43.

“CTTQ Agreements” means [***] that certain Cooperation Agreement, by and among Biosion, CTTQ and Company, dated on or around the date hereof, attached hereto as Schedule 1.43 (the “Tripartite CTTQ Agreement”).

1.44.

“CTTQ Patents” means any Patents that are owned or otherwise controlled by CTTQ (or any of its Affiliates) under which CTTQ has granted either Party a covenant not to sue pursuant to the Tripartite CTTQ Agreement.

1.45.

“Data Protections Laws” means any Laws relating to privacy and data protection, direct marketing or the interception or communication of electronic messages, including, to the extent applicable, (a) the United States Health Insurance Portability and Accountability Act of 1996 and its implementing regulations; (b) the California Consumer Privacy Act of 2018; (c) the General Data Protection Regulation 2016/679, the e-Privacy Directive 2002/58/EC, the Privacy and Electronic Communications Regulations 2003, the UK Data Protection Act 2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA, as amended by the Data Protection, Privacy and Electronic Communications (EU Exit) Regulations 2019; and (d) any relevant law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument which implements such Laws from time to time.

1.46.	“Default Notice” has the meaning set forth in Section 9.2(b)(i).
1.47.	“Defending Party” has the meaning set forth in Section 5.4(c).
1.48.	“Derived BSI-045B Antibody” means any [***]; provided that Derived BSI-045B Antibodies shall exclude any BSI-502 Antibodies.
1.49.

“Develop” means, with respect to any Antibody or product, the performance of any and all research, discovery, pre-clinical or clinical development activities (including toxicology, pharmacology, statistical analysis, Clinical Trials and all other regulatory trials), as well as any and all activities pertaining to supporting, securing or maintaining Regulatory Approval of such Antibody or product in a given country or territory or any Manufacturing activities in connection with any of the foregoing (including development of test methods, stability testing, formulation development, process development, quality assurance activities, quality control activities, qualification and validation activities, analytic process development, Manufacturing process validation, scale-up, and all other similar activities).

1.50.	“Development Plan” has the meaning set forth in Section 3.1.
1.51.	“Development Report” has the meaning set forth in Section 3.7.
1.52.	“Disclosing Party” has the meaning set forth in Section 6.1.
1.53.	“Dispute” has the meaning set forth in Section 10.1.
1.54.	“Dollars” or “$” means the official currency of the United States of America.
1.55.	“Effective Date” has the meaning set forth in the preamble.
1.56.	“EMA” means the European Medicines Agency, or any successor entity thereto performing similar functions for the European Union.
1.57.	“Enforcement Action” has the meaning set forth in Section 5.3(b).
1.58.	“European Union” or “E.U.” means the economic, scientific, and political organization of member states of the European Union as it may be constituted from time to time.
1.59.	“Excluded Territory” means Mainland China, Macau, Hong Kong and Taiwan.
1.60.	“Executive Officers” means (a) with respect to Biosion, its [***] (or their designee); and (b) with respect to Company, its [***] (or their designee).
1.61.	“Existing Biosion Know-How” has the meaning set forth in Section 1.16.
1.62.	“Existing Biosion Patents” has the meaning set forth in Section 1.19.
1.63.	“Existing BSI-045B Antibody” has the meaning set forth in Section 1.22.
1.64.

“Existing BSI-045B Product” means the BSI-045B Product as Developed by or on behalf of Biosion (or any of its Affiliates) as of the Effective Date, solely in the form that such BSI-045B Product exists as of the Effective Date.

1.65.	“Existing BSI-502 Antibody” has the meaning set forth in Section 1.24.
1.66.

“Existing BSI-502 Product” means the BSI-502 Product as Developed by or on behalf of Biosion (or any of its Affiliates) as of the Effective Date, solely in the form that such BSI-502 Product exists as of the Effective Date.

1.67.	“Existing Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of [***], by and between Biosion and Company.
1.68.

“Existing Inventory” means any (a) finished Existing BSI-045B Product or applicable precursor materials for the Existing BSI-045B Product; and (b) finished Existing BSI-502 Product or applicable precursor materials for the Existing BSI-502 Product, in each case ((a) and (b)), that is, as of the Effective Date, (i) Controlled by Biosion (or any of its Affiliates), (ii) in the possession of

Biosion (or any of its Affiliates or its or their Third Party subcontractors) and (iii) set forth on Schedule 1.68.

1.69.

“Existing MTA” means that certain Materials Transfer Agreement, by and between Biosion and Company, dated as of [***], as the same may be amended from time to time, including pursuant to that certain Amendment No. 1 to the Materials Transfer Agreement, by and between Biosion and Company, dated as of [***].

1.70.	“Existing Regulatory Material” has the meaning set forth in Section 7.3(j).
1.71.	“FDA” means the U.S. Food and Drug Administration, or any successor entity thereto performing similar functions in the United States.
1.72.	“Field” means any and all diagnostic, palliative, prophylactic or therapeutic human uses.
1.73.

“First Commercial Sale” means, with respect to a Licensed Product, on a country-by-country basis, the first commercial sale for monetary value in an arms-length transaction of such Licensed Product to a Third Party end user by or on behalf of a Selling Party in such country; provided, however, that the following shall not constitute a First Commercial Sale: (a) sales as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” (including as part of a named patient program or single patient program), bona fide charitable donations, or for similar purposes in accordance with Law pertaining to any expanded access program or indigent program; or (b) transfers of Licensed Product to Third Parties at or below cost for use as bona fide samples, for the performance of Clinical Trials, or for similar purposes in accordance with Law.

1.74.

“FTE” means employees or other personnel of Biosion (or any of its Affiliates) performing specific activities in connection with the Transition Services provided by Biosion pursuant to Section 2.6. For clarity, FTEs shall not include human resources, financial or legal personnel.

1.75.

“FTE Costs” means, with respect to a given period, the applicable FTE Rate multiplied by the actual total number of hours of services performed by the applicable FTEs; provided that FTE Costs shall only apply with respect to the time actually spent by such FTEs to the extent directly devoted to performing the specific activities in connection with the Transition Services provided by Biosion pursuant to Section 2.6.

1.76.	“FTE Rate” means the hourly rates as set forth on Schedule 2.6.
1.77.

“GCP” means all applicable then-current good clinical practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time, including those as set forth in FDA regulations in 21 C.F.R. Parts 11, 50, 54, 56 and 312 and all related FDA rules, regulations, orders, and guidance, and by the International Council for Harmonization Guidelines (the “ICH Guidelines”), including E6: Guideline for Good Clinical Practice.

1.78.

“GLP” means all applicable then-current good laboratory practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time, including those as set forth in FDA regulations in 21 C.F.R. Part 58 and all applicable FDA rules, regulations, orders, and guidance, and the requirements with respect to good laboratory practices prescribed by the European Community, the OECD (Organization for Economic Cooperation and Development Council) and the ICH Guidelines.

1.79.

“GMP” means all applicable then-current good manufacturing practices, including: (a) the applicable part of quality assurance to ensure that products are consistently produced and controlled in accordance with the quality standards appropriate for their intended use, as defined in European Commission Directive 2003/94/EC laying down the principles and guidelines of good manufacturing practice; (b) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 601, 610 and 820; (c) the Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products; (d) the principles detailed in the ICH Q7A guidelines; and (e) the equivalent applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.80.

“Government Official” means: (a) any officer or employee of a Governmental Body or any department, agency or instrumentality of a Governmental Body (which includes public enterprises, and entities owned or controlled by the state); (b) any officer or employee of a public international organization such as the World Bank or United Nations; (c) any officer or employee of a political party, or any candidate for public office; (d) any person defined as a government or public official under applicable local Laws (including anti-bribery and corruption Laws) and not already covered by any of the above; or (e) any person acting in an official capacity for or on behalf of any of the above. For the purposes of clarity, “Government Official” shall include any person with close family members who are Government Officials with the capacity, actual or perceived, to influence or make official decisions affecting Company’s or its Affiliates’ business.

1.81.

“Governmental Body” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) supranational, federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or Tax Authority or power of any nature.

1.82.	“ICH” means International Council for Harmonization.
1.83.	“ICH Guidelines” has the meaning set forth in Section 1.77.
1.84.	“IL4R” means interleukin-4 receptor.
1.85.

“IND” means, in the United States, an effective Notice of a Claimed Investigational New Drug Application filed with the FDA as more fully defined in 21 C.F.R. § 312.3, and, with respect to every other country or jurisdiction, the Clinical Trial notification, Clinical Trial application or other equivalent application (i.e., a filing that must be made prior to commencing clinical testing of any product in humans) filed with the applicable Regulatory Authority in such country.

1.86.	“Indemnitees” means (a) with respect to Company as the indemnifying Party, the Biosion Indemnitees; and (b) with respect to Biosion as the indemnifying Party, the Company Indemnitees.
1.87.

“Indication” means an entirely separate and distinct disease or medical condition in humans (including having a separate histology) for which a product may be filed to obtain a separate and distinct Marketing Approval with an approved label claim to treat such disease or condition, as applicable; provided that, all variants of a single disease, disorder or condition (whether classified by severity or otherwise), regardless of the patient population, shall be treated as the same

Indication; provided, further, that (a) by way of example, (i) the treatment of a disease, disorder, or condition in a particular patient population and the treatment of the same disease, disorder, or condition in another population (e.g., adult population and pediatric population) shall be treated as the same Indication, and (ii) different stages of disease and different treatment settings (e.g., adjuvant and metastatic) shall be treated as the same Indication; and (b) for clarity, an Indication is only distinct from another Indication if the diseases associated with such Indications are (i) listed in two different blocks of [***] and (ii) developed under separate clinical studies.

1.88.	“Initiation” means, with respect to a given Clinical Trial, the dosing of the first patient with the applicable product for the first time in such Clinical Trial.
1.89.

“Know-How” means any: (a) proprietary, scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, regulatory filings, methods, processes (including Manufacturing processes, specifications and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or other Development), summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities, and Manufacturing process and Development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in any Patent; and (b) Materials, in each case ((a) or (b)), that is not in the public domain or otherwise publicly known; provided, however, that the fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, or a development relating to the item, is (and remains) not known to the public; provided, further, that “Know-How” includes any rights (other than Patents but including any trade secret, copyright, database or design rights) protecting such Know-How.

1.90.

“Knowledge” means, with respect to Biosion, the actual knowledge (after making a reasonable inquiry into the relevant subject matter) of each of the individuals listed on Schedule 1.90, in each case, as of the Effective Date.

1.91.

“Law” means, individually or collectively, any and all applicable national, supranational, regional, state and local laws, statutes, rules, regulations, ordinances, treaties, administrative codes, guidance, judgments, decrees, directives, injunctions, orders, permits, of or from any court, Regulatory Authority or Governmental Body having jurisdiction over or that may be in effect from time to time and apply to a Party’s applicable activities or obligations under or in connection with this Agreement, including GCP, GLP, GMP, Data Protection Laws, export control and economic sanctions regulations, anti-bribery and anti-corruption laws, in each case, together with all applicable implementing regulations for the foregoing and any foreign equivalents to any of the foregoing, as applicable.

1.92.	“Licensed Antibody” means any (a) BSI-045B Antibody; (b) BSI-502 Antibody; or (c) TSLP Antibody, as applicable.
1.93.	“Licensed Product” means any (a) BSI-045B Product; (b) BSI-502 Product; or (c) TSLP Product, as applicable.
1.94.	“Losses” has the meaning set forth in Section 8.1.

1.95.

“MAA” means an application to the appropriate Regulatory Authority for approval to sell a product in any particular country or regulatory jurisdiction, including (a) with respect to the U.S., a Biologics License Application (as more fully defined in 21 C.F.R. 601.2 et seq. or its successor regulation) and all amendments and supplements thereto filed pursuant to the requirements of the FDA; (b) with respect to the European Union, an application for Marketing Approval for a biologic product filed with the EMA pursuant to the centralized approval procedure or with the applicable national Regulatory Authority of a country in the European Union with respect to the mutual recognition procedure, decentralized procedure or any other national approval; or (c) any equivalent marketing authorization application submitted in any such country or regulatory jurisdiction, in each case ((a), (b) or (c)), including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplemented, at any time.

1.96.

“Manufacture” means, with respect to any compound or product (including active pharmaceutical ingredient and other material contained therein), the performance of all activities directed to any stage of manufacture of such compound or product, as applicable, including the planning, purchasing of materials or intermediates, making, having made, producing, manufacturing, process development, processing, filling, finishing, packaging, labeling, leafleting, in-process testing, waste disposal, quality control testing and quality assurance release, disposition, sample retention, stability testing, preparation for shipping, shipping or storage of such compound or product.

1.97.

“Marketing Approval” means, with respect to a given product in a given country or regulatory jurisdiction, (a) the approval of the applicable MAA for such product by the applicable Regulatory Authority in such country or regulatory jurisdiction, including (i) in the United States by the FDA; or (ii) the European Union, by (x) the EMA pursuant to the centralized approval procedure or (y) the applicable national Regulatory Authority of a country in the European Union with respect to the mutual recognition procedure, decentralized procedure or any other national approval and (b) receipt of any pricing or reimbursement approval, where applicable, for such product in such country or regulatory jurisdiction (provided, however, that this clause (b) shall not apply with respect to any Marketing Approval for a product in the United States).

1.98.

“Materials” means any physical, biological or chemical materials, including compositions of matter, assays, animal models, drug or biologic substance samples, intermediates of drug or biologic substance samples, drug or biologic product samples, and intermediates of drug or biologic product samples.

1.99.	“MTR” has the meaning set forth in Section 2.7(a).
1.100.	“Necessary Third Party IP” has the meaning set forth in Section 5.5.
1.101.

“Net Sales” means, with respect to any Licensed Product during a stated time period, the gross invoiced sales amounts for such Licensed Product sold by or on behalf of Company, any of its Affiliates or Sublicensees (or such Sublicensees’ Affiliates) (each, a “Selling Party”) in an arm’s length transaction to a Third Party (but not including sales among Selling Parties unless such Selling Party is the last entity in the distribution chain of such Licensed Product), less the following deductions from such gross amounts, in each case, to the extent such deductions are actually incurred or accrued with respect to such Licensed Product as reported by such Selling Party in its financial statements in accordance with such Selling Party’s applicable Accounting Standard, applied on a consistent basis:

[***]

provided that, in no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

To the extent that a Selling Party receives consideration other than or in addition to cash upon the sale or disposition of a Licensed Product, Net Sales will be calculated based on the average price charged for such Licensed Product, as applicable, during the preceding royalty period, or in the absence of such sales, based on such Selling Party’s reasonable determination of the fair market value of such Licensed Product.

Notwithstanding anything to the contrary, (A) sales of Licensed Products among Selling Parties (including sales by any Affiliate of Company or Sublicensee to Company or another Selling Party) for resale by such entity to a Third Party shall not be deemed a sale for purposes of this definition of “Net Sales”; provided that the resale of such Licensed Products by such entity to such Third Party (other than a Sublicensee, but including wholesalers and distributors) shall be deemed a sale for the purposes of this definition of “Net Sales”; and (B) transfers or dispositions of Licensed Product for no monetary consideration: (1) in connection with patient assistance programs, (2) for charitable or promotional purposes, (3) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs or (4) for use in any tests or studies, including Clinical Trials, necessary to comply with any Law or request by a Regulatory Authority, in each case ((1), (2), (3) or (4)), shall not be deemed sales of such Licensed Product for purposes of this definition of “Net Sales”.

For purposes of the definition of Net Sales: If any Licensed Product under this Agreement is sold in the form of a Combination Product, and such Licensed Product and Other Components are sold separately, the Net Sales of such Combination Product for any period shall be determined by multiplying the Net Sales (as defined above in this Section 1.101) of such Combination Product for such period by the fraction, A/(A+B) where A is the weighted (by sales volume) average gross sale price in a particular country of such Licensed Product during such period when sold separately in finished form and B is the weighted average gross sale price in such country during such period of the Other Components sold separately in finished form.

In the event that the weighted average gross sale price of such Licensed Product for a period can be determined but the weighted average gross sale price of the Other Components cannot be determined, the Net Sales of such Licensed Product for such period shall be calculated by multiplying the Net Sales of such Combination Product for such period by the fraction A/C where A is the weighted average gross sale price of such Licensed Product during such period when sold separately in finished form and C is the weighted average gross sale price of such Combination Product during such period.

In the event that the weighted average gross sale price of the Other Components for a period can be determined but the weighted average gross sale price of such Licensed Product for such period cannot be determined, the Net Sales of such Licensed Product for such period shall be calculated by multiplying the Net Sales of such Combination Product for such period by a fraction determined by the following formula: one (1) minus B/C where B is the weighted average gross sale price of the Other Components during such period when sold separately in finished form and C is the weighted average gross sale price of such Combination Product during such period.

In the event that the weighted average gross sale price of both such Licensed Product and the Other Components in such Combination Product cannot be determined for a period, the Net Sales of such Licensed Product for such period shall be based upon the relative value contributed by each component. Company shall propose to Biosion in writing a value for the weighted average gross sale price of such Licensed Product and the Other Components in such Combination Product and the Parties shall promptly meet to discuss, acting reasonably and in good faith, and agree upon (which agreement shall not be unreasonably withheld) the weighted average gross sales price of such Licensed Product and the Other Components in such Combination Product for such period. The weighted average gross sale price for such Licensed Product, Other Components, or Combination Product for such period shall be calculated [***] each Calendar Year and such price shall be used during all applicable reporting periods for the entire following Calendar Year. When determining the weighted average gross sale price of a Licensed Product, Other Components, or Combination Product for a period, the weighted average gross sale price shall be calculated by dividing the sales by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial Calendar Year) of the preceding Calendar Year for such Licensed Product, Other Components, or Combination Product. In the initial Calendar Year, a forecasted weighted average gross sale price will be used for such Licensed Product, Other Components, or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average gross sale prices will be paid or credited in the first applicable payment of the following Calendar Year.

1.102.	“New Affiliate” has the meaning set forth in Section 2.4(b)(ii).
1.103.	“Non-Breaching Party” has the meaning set forth in Section 9.2(b)(i).
1.104.	“Other Component” has the meaning set forth in Section 1.31.
1.105.

“Out-of-Pocket Costs” means the actual amounts paid by or on behalf of Biosion (or any its Affiliates) to a Third Party in connection with the performance of the applicable specific activities in connection with (a) the transfer of Biosion Licensed Technology or other additional support provided by Biosion under the Technology Transfer Plan pursuant to Section 2.5; or (b) the Transition Services provided by Biosion pursuant to Section 2.6, as applicable.

1.106.	“Party” and “Parties” have the meaning set forth in the preamble.
1.107.

“Patent Challenge” means any Proceeding (including any patent opposition or re-examination proceeding), or other assertion of a claim in writing, challenging or denying the validity or enforceability of any claim of any Biosion Patent, in each case, other than any such Proceeding or written assertion that (a) is in response to a subpoena or order of a Governmental Body or Regulatory Authority with respect to a Proceeding initiated by such Governmental Body or Regulatory Authority and not at the instigation of Company or any of its Affiliates; or (b) constitutes a defense or counterclaim against a claim by Biosion (or any of its Affiliates) that Company or its Affiliate is infringing such Biosion Patent.

1.108.

“Patents” means any and all (a) issued or granted patents, including any extensions, supplemental protection certificates, registrations, confirmations, reissues, reexaminations or renewals thereof; (b) pending patent applications, including any continuations, divisionals, continuations-in-part, substitutes or provisional applications; and (c) counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.

1.109.

“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.110.

“Phase I Clinical Trial” means any Clinical Trial of any product, the principal purpose of which is a preliminary determination of safety, pharmacokinetics, and pharmacodynamic parameters in healthy individuals or patients, or a similar Clinical Trial prescribed by the relevant Regulatory Authority in a country or regulatory jurisdiction, from time to time, pursuant to Law or otherwise, including those trials referred to in 21 C.F.R. § 312.21(a), as amended, or analogous provisions outside the United States.

1.111.

“Phase Ib Clinical Trial” means a Clinical Trial of any product, (a) the principal purpose of which is to evaluate safety and tolerability following repeat dosing in subjects in Phase I Clinical Trial and (b) the secondary purpose of which may be to evaluate biomarker-based or clinical endpoint-based trends of efficacy of such product on one or more cohorts of patients or subjects, or a similar Clinical Trial prescribed by the relevant Regulatory Authority in a country, from time to time.

1.112.

“Phase II Clinical Trial” means a Clinical Trial of any product, the principal purpose of which is a determination of safety and efficacy in the target patient population, or a similar Clinical Trial prescribed by the relevant Regulatory Authority in a country, from time to time, pursuant to Law or otherwise, including the trials referred to in 21 C.F.R. § 312.21(b), as amended, or analogous provisions outside the United States. A Phase II Clinical Trial can be conducted as a Phase IIa Clinical Trial and Phase IIb Clinical Trial.

1.113.

“Phase IIa Clinical Trial” means a Clinical Trial of any product the principal purpose of which is to evaluate preliminary proof of efficacy and safety of such product of patients prior to Initiation of a Phase IIb Clinical Trial, or a similar Clinical Trial prescribed by the relevant Regulatory Authority in a country, from time to time. A Phase IIa Clinical Trial is typically designed as a proof-of-concept study.

1.114.

“Phase IIb Clinical Trial” means a Clinical Trial of any product, the principal purpose of which is a determination of efficacy and safety in the target population, at the intended clinical dose or doses or range of doses, on a sufficient number of subjects and for a sufficient period of time to confirm the optimal manner of use of such product (dose and dose regimen) prior to Initiation of the pivotal Phase III Clinical Trials, or a similar Clinical Trial prescribed by the relevant Regulatory Authority in a country, from time to time.

1.115.

“Phase III Clinical Trial” means a registration-enabling Clinical Trial of any product that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(c), or analogous provisions outside the United States, and is designed to: (a) establish that the product is safe and efficacious for its intended use; (b) define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed; and (c) support Marketing Approval for such product in a given country or regulatory jurisdiction, or a similar Clinical Trial prescribed by the relevant Regulatory Authority in a given country or regulatory jurisdiction.

1.116.	“Proceeding” means any action, arbitration, investigation, litigation or suit commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
1.117.	“Receiving Party” has the meaning set forth in Section 6.1.
1.118.	“Region” means each of [***].

1.119.

“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority necessary for the Development, Manufacture, storage, transport or Commercialization of a product in a particular country or regulatory jurisdiction, including any Marketing Approval or any pricing or reimbursement approval or determination, as applicable.

1.120.

“Regulatory Authority” means (a) in the U.S., the FDA; (b) in the E.U., the EMA; or (c) in any other jurisdiction anywhere in the world, any regulatory body with similar regulatory authority over pharmaceutical products (including the Pharmaceuticals and Medical Devices Agency in Japan).

1.121.

“Regulatory Documents” means, with respect a given product, any and all applications and filings (and any supplement or amendment thereto) made with any Regulatory Authority in a given country or regulatory jurisdiction, including any IND, MAA or orphan drug designations, import/export applications, or any other application for regulatory consultations or consideration (including sponsorship thereof) and any and all associated source documents, related communication, correspondence and documentation submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), regulatory drug lists, Adverse Event files and complaint files, and submissions to regulatory advisory boards, in each case, for such compound or product.

1.122.

“Regulatory Exclusivity” means, with respect to a given Licensed Product in a given country or regulatory jurisdiction in the Territory, any exclusive marketing, data protection or other exclusive market protection conferred by a Regulatory Authority in such country or regulatory jurisdiction with respect to such Licensed Product, including any reference product exclusivity, pediatric exclusivity or orphan drug exclusivity, but excluding any rights in such country or regulatory jurisdiction conferred by or based on any Patents.

1.123.	“Regulatory Milestone Event” has the meaning set forth in Section 4.5.
1.124.	“Regulatory Milestone Payment” has the meaning set forth in Section 4.5.
1.125.	“Representatives” has the meaning set forth in Section 6.1.
1.126.	“Royalty Report” has the meaning set forth in Section 4.7(c).
1.127.

“Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period from the First Commercial Sale of such Licensed Product in such country until the latest to occur of (a) the expiration of the last to expire Valid Claim of a Biosion Patent exclusively licensed to Company under Section 2.1 that Covers such Licensed Product in such country; (b) ten (10) years following the First Commercial Sale of such Licensed Product in such country; or (c) the expiration of the last to expire Regulatory Exclusivity with respect to such Licensed Product in such country.

1.128.	“Sales Milestone Event” has the meaning set forth in Section 4.6.
1.129.	“Sales Milestone Payment” has the meaning set forth in Section 4.6.
1.130.	“Selling Party” has the meaning set forth in Section 1.101.
1.131.

“Sublicense Agreement” means any sublicense or other agreement or arrangement pursuant to which Company (or any of its Affiliates or Sublicensees) grants a Sublicensee a sublicense or similar rights under any of the rights or licenses granted to Company under this Agreement, including pursuant to Section 2.1; provided, however, that Sublicense Agreements shall not include any agreements or arrangements (a) under which Company (or any of its Affiliates or Sublicensees) grant a Third Party the mere right to purchase Licensed Antibodies or Licensed Products from Company (or any of its Affiliates or Sublicensees), without the inclusion of any sublicense under any of the rights or licenses granted to Company under this Agreement; and (b) with Third Party subcontractors that act solely for or on behalf of Company (or any of its Affiliates or Sublicensees) in the supply chain for the Development, Manufacture or Commercialization of Licensed Antibodies or Licensed Products, or that perform discrete services (as opposed to being granted broad rights or responsibilities) on behalf of Company (or any of its Affiliates or Sublicensees).

1.132.

“Sublicense Income” means the gross amount of cash consideration and the monetary value of any in-kind or non-monetary (e.g., equity) consideration that is paid by any Sublicensee to Company or any of its Affiliates under a Sublicense Agreement in consideration for the grant of a sublicense or similar rights under any of the rights or licenses granted to Company under this Agreement, including any such consideration in the form of up-front fees, annual fees, milestone payments (including development, regulatory and commercial milestones), earn-outs, contingent payments or other monetary or non-monetary consideration; provided, however, that “Sublicense Income” shall not include (a) any sales-based income, including royalties or profit/revenue share payments based on sales of Licensed Products; (b) milestone payments for the achievement by a Sublicensee of a regulatory milestone event or sales milestone event that is the same as, or substantially similar to, any Regulatory Milestone Event or Sales Milestone Event for which Company is obligated to pay Biosion a Regulatory Milestone Payment or Sales Milestone Payment hereunder, as applicable (provided, however, that, Sublicense Income shall include any portion of such milestone payment paid by such Sublicensee to Company which exceeds the applicable Regulatory Milestone Payment or Sales Milestone Payment payable by Company to Biosion for such Sublicensee’s achievement of such same, or substantially similar, Regulatory Milestone Event or Sales Milestone Event, as applicable); (c) amounts actually paid, or stipulated in a sublicense to be paid, specifically to cover actual, reasonable and documented fully-burdened costs incurred by Company or its Affiliates after the execution of such sublicense in the performance of Development, Manufacturing or Commercialization of a Licensed Product that is covered by such Sublicense Agreement; (d) payments for supply of Licensed Antibodies or Licensed Products (other than with respect to any commercial sale of Licensed Product for monetary value in an arms-length transaction to a Third Party end-user); (e) reimbursement of out-of-pocket costs and expenses incurred by Company in the prosecution or enforcement of Biosion Patents within the scope of such licenses granted to Company under Article 5; (f) amounts received from a Sublicensee in consideration for the issuance of equity in Company or any Affiliate in connection with the issuance, sale or distribution of capital stock of Company or any of its Affiliates at its then-current fair market value; and (g) amounts received from a Sublicensee in connection with a bona fide, fully repayable, market rate loan made by Sublicensee to Company or any of its Affiliates; provided, further, that in the case of Sublicense Income in the form of a premium paid solely by Sublicensee in exchange for the issuance of equity in Company or any of its Affiliates, or Sublicense Income in the form of in-kind or non-monetary consideration, the monetary value of such equity and consideration will be agreed by the Parties, acting reasonably and in good faith or, in the event that no such agreement can be achieved after a reasonable time, determined by an independent Third Party accounting or valuation firm reasonably acceptable to Biosion and Company and the conclusion of such firm shall be binding on the Parties. For purposes of this Agreement, if a Sublicense Agreement grants a sublicense under the Biosion Licensed Technology, on the one hand, together with any other intellectual property that is necessary or useful to exploit the applicable Licensed Antibodies or Licensed Products in the Field in the Company Territory or any compound or product that is not a Licensed Antibody or Licensed Product, on the other hand, then, Sublicense Income will exclude consideration received by Company from a Sublicensee that is allocable to such other intellectual property, compound or product; provided that, in such event, the Parties will discuss the matter in good faith and use reasonable efforts to agree upon an allocation of such consideration under which a portion of such consideration will be allocated to the sublicense of the rights granted pursuant to this Agreement (i.e., as Sublicense Income) and the remainder of such consideration will be allocated to such other intellectual property, compounds or products; provided, further, that, if the Parties cannot agree on such allocation after a reasonable time, then, such allocation shall be determined by an independent Third Party accounting or valuation firm reasonably acceptable to Biosion and Company and the conclusion of such firm shall be binding on the Parties.

1.133.

“Sublicensee” means (a) any Third Party to which Company or any of its Affiliates has granted or grants any sublicense or similar rights under any of the rights or licenses granted to Company under this Agreement, including pursuant to Section 2.1; and (b) any further sublicensee of such Third Party or any of its respective Affiliates (regardless of the number of tiers, layers or levels of sublicenses), in each case, as permitted under this Agreement; provided that “Sublicensee” shall exclude any Third Party subcontractors performing on behalf of Company (or any of its Affiliates or Sublicensees) for purposes of this Agreement.

1.134.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever imposed, collected or assessed by, or payable to a Tax Authority, including any interest, penalty, or addition thereto, whether disputed or not.

1.135.

“Tax Authority” means any government, state or municipality or any local state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function (including, but not limited to, His Majesty’s Revenue & Customs).

1.136.	“Technology Transfer Plan” has the meaning set forth in Section 2.5(a).
1.137.	“Term” has the meaning set forth in Section 9.1(a).
1.138.	“Terminated Antibody” has the meaning set forth in Section 9.3(a).
1.139.	“Terminated Product” has the meaning set forth in Section 9.3(a).
1.140.	“Terminated Territory” has the meaning set forth in Section 9.3(a).
1.141.	“Termination and Wind-Down Plan” has the meaning set forth in Section 9.3(b).
1.142.	“Third Party” means any Person other than Company, Biosion or any of their respective Affiliates.
1.143.

“Third Party Action” means any claim or other similar action made by a Third Party against either Party (or any of its Affiliates or Sublicensees) that claims that any Licensed Antibody or Licensed Product, or its Development, Manufacture or Commercialization, infringes or misappropriates such Third Party’s intellectual property rights.

1.144.	“Third Party Agreement” has the meaning set forth in Section 5.5.

1.145.

“Third Party CDMO” means any Third Party performing Manufacturing of any Licensed Antibody or Licensed Product on behalf of Biosion or any of its Affiliates immediately prior to the Effective Date, including [***].

1.146.	“Third Party Claims” has the meaning set forth in Section 8.1.
1.147.	“Third Party Infringement” has the meaning set forth in Section 5.3(a).
1.148.	“Third Party Payments” has the meaning set forth in Section 4.7(e).
1.149.	“Transition Period” has the meaning set forth in Section 2.6(a).
1.150.	“Transition Services” has the meaning set forth in Section 2.6(a).
1.151.	“Tripartite CTTQ Agreement” has the meaning set forth in Section 1.43.
1.152.	“TSLP” means thymic stromal lymphopoietin.
1.153.	“TSLP Antibody” means [***]; provided that, in each case ((a), (b) or (c)), TSLP Antibodies shall exclude any BSI-045B Antibody or BSI-502 Antibody.
1.154.

“TSLP Product” means any product that incorporates, constitutes, contains, comprises or utilizes a TSLP Antibody, in any and all forms, presentations, strengths, doses, formulations or regimens, including any Combination Product thereof; provided that TSLP Product shall exclude any product that incorporates, constitutes, contains, comprises or utilizes any BSI-502 Antibody.

1.155.	“United States” or “U.S.” means the United States of America and its territories and possessions.
1.156.

“Valid Claim” means (a) a claim of an issued and unexpired Patent (including any extensions) which has not lapsed or been revoked, abandoned or held unpatentable, unenforceable or invalid by a final decision of a Governmental Body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise; or (b) a pending claim of an unissued, pending patent application (i) which has not been abandoned, withdrawn, cancelled, disallowed, rejected, revoked, held invalid, or declared unpatentable or unenforceable by a final decision of a Governmental Body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal and (ii) which application has not been pending for more than seven (7) years from the earliest priority date of such application which such pending claim is entitled to benefit.

1.157.

“VAT and Indirect Taxes” means any value added, sales, purchase, turnover or consumption tax as may be applicable in any relevant jurisdiction, including but not limited to value added tax chargeable under legislation implementing EU Council Directive 2006/112/EC on the common system of value added tax.

1.158.	“Warrant” has the meaning set forth in Section 4.2.

Article 2

Licenses and Other Rights

2.1

Grant of License to Company. Subject to the terms and conditions of this Agreement, Biosion hereby grants to Company (a) an exclusive (even as to Biosion and its Affiliates, subject to Section 2.3), non-transferable (except as set forth in Section 11.2(a)), royalty-bearing license, with the right to sublicense (subject to Section 2.2) under the Biosion Licensed Technology to (i) Develop and Manufacture any Licensed Antibodies and Licensed Products and (ii) Commercialize any Licensed Products, in each case ((i) and (ii)), in the Field in the Company Territory; and (b) an exclusive (even as to Biosion and its Affiliates, subject to Section 2.3), non-transferable (except as set forth in Section 11.2(a)), royalty-free license, with the right to sublicense (subject to Section 2.2) under the Biosion Licensed Technology to (i) Develop any Licensed Antibodies and Licensed Products in the Excluded Territory and (ii) Manufacture any Licensed Antibodies and Licensed Products in the Excluded Territory, in each case ((i) and (ii)), solely for the purpose of Developing any Licensed Antibodies or Licensed Products, or Commercializing any Licensed Products, in the Field in the Company Territory.

2.2

Sublicenses. Subject to the terms and conditions of this Agreement, Company shall have the right, in its sole discretion, to grant sublicenses (with or without the right to grant further sublicenses through multiple tiers), in whole or in part, under the licenses granted in Section 2.1 to any of its Affiliates or any Third Party; provided that: (a) the granting by Company (or such Affiliate or Sublicensee, as applicable) of such sublicense, or the performance by an Affiliate or Sublicensee of any of Company’s obligations hereunder, shall not relieve Company of any of its obligations under this Agreement, except to the extent such obligations are successfully performed by any such Affiliate or Sublicensee, and Company shall remain responsible for the performance of any of its obligations by any of its Affiliates or Sublicensees which remain unfulfilled; (b) any such Sublicense Agreement shall be in writing and subject to, and consistent with, the terms and conditions of this Agreement, including obligations of confidentiality and non-use which are no less stringent than those set forth in Article 6; (c) Company shall provide Biosion with a copy of any Sublicense Agreement pursuant to which Company (or any of its Affiliates or Sublicensees) has granted to any Third Party any exclusive sublicense under any of the licenses granted to Company pursuant to Section 2.1 (together with all relevant schedules, exhibits, and referenced documents), or any amendment thereto, within [***] days after its execution (provided that Company shall have the right to redact from such copy any confidential or commercially sensitive terms to the extent not pertinent to either Party’s rights or obligations under this Agreement or verification of compliance with the requirements of this Agreement); and (d) Company shall remain liable for any act or omission of any of Company’s Affiliates or its or their respective Sublicensees and, to the extent that any such act or omission would constitute a breach of this Agreement by Company of this Agreement if such act or omission were taken or made by Company directly, such act or omission shall be deemed a breach of this Agreement by Company and such Affiliate or Sublicensee.

2.3	Retained Rights; No Implied Licenses.

(a)No right or license is granted to either Party hereunder by implication, estoppel, or otherwise to any Know-How, Patents or other intellectual property right owned or otherwise Controlled by the other Party or its Affiliates, except as expressly set forth in this Agreement. Company will not (and shall ensure that its Affiliates and require that its Sublicensees and any other Third Party performing on behalf of Company, its Affiliates or Sublicensees shall not) practice or otherwise exploit the Biosion Licensed Technology outside the scope of the licenses grant to Company under Section 2.1 or otherwise in violation of this Agreement. Notwithstanding anything to the contrary set forth herein, the license or rights granted to Company under this Agreement, including pursuant to Section 2.1, shall not include any license or right under the Biosion Licensed Technology (or any other Know-How, Patents or other intellectual property right owned or otherwise Controlled by Biosion or any of its Affiliates) to Develop, Manufacture or Commercialize any other active therapeutic ingredient(s) that are not a Licensed Antibody or any product that is not a Licensed Product.

(b)Notwithstanding anything to the contrary set forth herein, including the exclusive licenses granted to Company under Section 2.1, Biosion retains non-exclusive rights under the Biosion Licensed Technology as necessary to perform (either itself, or through its Affiliates, licensees, sublicensees or subcontractors, as applicable) its obligations under this Agreement (including under the Technology Transfer Plan and Section 2.6, as applicable).

(c)All rights in and to Biosion Licensed Technology not expressly licensed to Company under this Agreement are hereby retained by Biosion (or its Affiliates, as applicable). Without limiting the foregoing, but subject to Section 2.4, as between the Parties, Biosion hereby retains the exclusive right to practice, use or reference (including the right to grant licenses or sublicenses thereunder through multiple tiers) any Biosion Licensed Technology to Develop, Manufacture or Commercialize (i) any Licensed Product in the Excluded Territory (provided that Company shall have the right to (A) Develop any Licensed Antibodies and Licensed Products in the Excluded Territory and (B) Manufacture any Licensed Antibodies and Licensed Products in the Excluded Territory, in each case ((A) and (B)), solely for the purpose of Developing any Licensed Antibodies or Licensed Products, or Commercializing any Licensed Products, in the Field in the Company Territory) or (ii) any Antibody that is not a Licensed Antibody and any product that is not a Licensed Product in any field or territory (including with respect to any such Antibody, or product that incorporates, constitutes, contains, comprises or utilizes such Antibody, that is designed to bind to [***]).

2.4	Exclusivity.

(a)Subject to Section 9.3(h), as applicable, except for the performance of any of its obligations under this Agreement (including under the Technology Transfer Plan and Section 2.6, as applicable), to the extent permitted under Law, during the Term, Biosion shall not (and shall cause its Affiliates to not) (i) conduct, itself or with or through any Third Party, any program to Develop, Manufacture or Commercialize any product that comprises or incorporates an Antibody (including any individual fragments or conjugates of an Antibody) that is designed to [***]; or (ii) grant any rights or licenses to any Third Party (A) to conduct any such program; or (B) grant any rights or licenses which are inconsistent with the exclusive rights granted to Company hereunder; provided that, notwithstanding anything to the contrary set forth herein, nothing in this Section 2.4(a) shall limit Biosion’s (or any of its Affiliates’) right (x) to perform any of its obligations under this Agreement (including under the Technology Transfer Plan and Section 2.6, as applicable) or any of the CTTQ Agreements, including the right to grant the licenses and rights granted to CTTQ under the CTTQ Agreements; or (y) to Develop, Manufacture or Commercialize the Existing BSI-502 Product in the Excluded Territory or to grant any licenses or other rights to CTTQ (or any of its Affiliates) to Develop, Manufacture or Commercialize the Existing BSI-502 Product in the Excluded Territory.

(b)Notwithstanding Section 2.4(a):

(i)in the event that, in the conduct of non-clinical or pre-clinical activities by personnel of Biosion (or any of its Affiliates) such personnel unintentionally discover or develop any product designed to [***], the Development, Manufacture or Commercialization of which would otherwise violate Biosion’s exclusivity obligations set forth in Section 2.4(a) (such product, a “Competing Product”), such personnel’s discovery or development of such Competing Product will not constitute a breach by Biosion of its exclusivity obligations set forth in Section 2.4(a), as long as Biosion ceases all Development of such Competing Product upon discovery thereof; and

(ii) in the event that a Third Party becomes an Affiliate of Biosion during the Term through merger, acquisition, consolidation, Change of Control or other similar transaction (any such Third Party, thereafter, a “New Affiliate”), which New Affiliate, as of the execution date of the definitive agreement with respect to such transaction, is engaged in the conduct of activities that, if conducted by Biosion, would violate Biosion’s exclusivity obligations set forth in Section 2.4(a) (such activities, a “Competing Program”), then:

(A) If such transaction results in a Change of Control of Biosion, then, the applicable Acquirer may continue to conduct such Competing Product, and Biosion will not be in violation of its exclusivity obligations set forth in Section 2.4(a) as long as (1) no Confidential Information of Company or Biosion Licensed Technology is used or referenced by or on behalf of such Acquirer in connection with any activities conducted under such Competing Program; and (2) Biosion, such Acquirer and their Affiliates institute commercially reasonable technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (1) are met, including by creating appropriate “firewalls” with respect to the employees of such Acquirer working under such Competing Program; or

(B) With respect to any such transaction that does not result in a Change of Control of Biosion, then, Biosion will not be in violation of its exclusivity obligations set forth in set forth in Section 2.4(a) as long as Biosion and any New Affiliate of Biosion as a result of such transaction (such New Affiliate, together with any of its Affiliates that also became New Affiliates of Biosion as a result of such transaction, each, an “Acquiree”) takes one of the following actions within [***] days following the date of consummation of the relevant acquisition transaction: (1) divest, or cause its Acquiree to divest, whether by license or otherwise, its interest in such Competing Program; or (2) terminate any further activities with respect to such Competing Program; provided that, prior to the completion of such termination or divestiture, as applicable, such Acquiree’s conduct of such Competing Program in the ordinary course will not constitute a breach by Biosion of its exclusivity obligations set forth in Section 2.4(a) as long as during such period, (x) no Confidential Information of Company or Biosion Licensed Technology is used or referenced by or on behalf of such Acquiree in connection with any activities conducted under such Competing Program; and (y) Biosion, such Acquiree and their Affiliates institute commercially reasonable technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (1) are met, including by creating appropriate “firewalls” with respect to the employees of such Acquiree working under such Competing Program.

2.5	Technology Transfer.

(a)Promptly following the Effective Date, the Parties shall conduct a technology transfer of all Biosion Licensed Technology to Company (or its designee) in accordance with a written technology transfer plan mutually agreed by the Parties to effect such technology transfer, which shall include, at a minimum, (i) the Parties’ respective obligations with respect to such technology transfer, including goals and timelines for the achievement of such technology transfer, and (ii) agreed criteria for determining whether such technology transfer has been completed (such plan, the “Technology Transfer Plan”). An initial draft of the Technology Transfer Plan is attached hereto as Schedule 2.5. The Parties may amend the Technology Transfer Plan by mutual agreement.

(b)Each Party shall perform its respective obligations under and in accordance with the Technology Transfer Plan; provided that each Party shall use Commercially Reasonable Efforts to complete the applicable technology transfer activities allocated to such Party in accordance with the agreed timelines set forth in the Technology Transfer Plan.

(c)Following the completion of the activities under the Technology Transfer Plan and from time to time during the Term, upon Company’s reasonable request, Biosion agrees to make its employees with relevant knowledge regarding the Licensed Antibodies, the Licensed Products and the Biosion Licensed Technology available to Representatives of Company (which may be via telephone or electronic communication) on a mutually convenient basis to provide scientific and technical explanations to Company related to the Development, Manufacture and Commercialization of Licensed Antibodies and Licensed Products and to discuss with such Company personnel any follow-up concerns or questions with respect thereto.

(d)Each Party shall be responsible for its own costs incurred in connection with performing its obligations under the Technology Transfer Plan and this Section 2.5; provided, however, that (i) Company shall reimburse Biosion for any reasonable Out-of-Pocket Costs incurred by or on behalf of Biosion in connection the performance of its obligations under the Technology Transfer Plan (provided that the Parties shall agree in advance upon a budget for any such Out-of-Pocket Costs to be paid by Company hereunder, including the scope of the activities to be performed), and (ii) as between the Parties, Company shall be solely responsible for any costs incurred in connection with any Manufacturing technology transfer related to any Licensed Antibody or Licensed Product from any Third Party CDMO (or any of its Affiliates or subcontractors) to Company (or its designee).

2.6	Transition Services.

(a)Upon the terms and subject to the conditions contained herein, including Section 4.3, Biosion agrees to use Commercially Reasonable Efforts to (or to cause one or more of its Affiliates to use Commercially Reasonable Efforts to) provide to Company the services listed in Schedule 2.6 (the “Transition Services”), in each case, for the applicable period specified for such Transition Service in Schedule 2.6 (each, a “Transition Period”). From time to time, the Parties may modify any Transition Service or the corresponding Transition Period by mutual written agreement; provided, however, that Biosion will not unreasonably withhold, delay or condition its consent to any reasonable request to extend any Transition Services beyond its corresponding Transition Period.

(b)Notwithstanding anything to the contrary set forth herein, nothing in this Agreement shall require Biosion (or any of its Affiliates) to perform or cause to be performed any Transition Services or any other obligation in a manner that would constitute a violation of (i) applicable Law, (ii) any contract to which Biosion (or any of its Affiliates) is a party, (iii) the certificate of incorporation or by-laws (or the comparable governing instruments) of Biosion (or any of its Affiliate) or (iv) the rights of any Third Party (including in the event that the provision of a Transition Service requires the consent of a Third Party which has not been obtained).

(c)Biosion (or any of its Affiliates) may subcontract or otherwise delegate the performance of all or any of its obligations under this Agreement (including, for the avoidance of doubt, any of the Transition Services) to any of its Affiliates or any Third Party subcontractor solely to the extent such subcontract or delegation does not conflict with Law. If, in accordance with the foregoing, Biosion exercises its rights or performs its obligations under this Agreement through an Affiliate or Third Party subcontractor, then, Biosion shall remain responsible for the acts, omissions and performance of such Affiliate or Third Party subcontractor as if such acts, omissions and performance had been provided by Biosion itself under this Agreement. For the avoidance of doubt, except as may be set forth in a separate written agreement by the Parties, without limiting Biosion’s obligations hereunder, neither Biosion nor any of its Affiliates are under any obligation to second or procure the secondment to Company of any employee or other personnel in connection with the provision of the Transition Services. The Parties hereto agree that nothing in this Agreement is intended to transfer the employment of any employees, contract employees or secondees of Biosion or its respective Affiliates engaged in the provision of any Transition Services from Biosion to Company.

(d)Company hereby grants to Biosion (and its Affiliates) a limited, worldwide, fully paid-up, royalty-free, non-exclusive license under any Patent, Know-How (including any data, reports, documents or Regulatory Documents, along with copies of the foregoing) or other intellectual property right that (i) Company (or any of its Affiliates) owns or otherwise Controls and (ii) is necessary or reasonably useful for the performance of the Transition Services, with the right to grant and authorize sublicenses, subject to written notice to Company, solely for the purposes of performing the Transition Services and for no other purpose. Biosion (and its Affiliates) may grant sublicenses under the foregoing license to subcontractors of Biosion (or any of its Affiliates) to the extent necessary for such subcontractors to perform, or to enable Biosion (or any of its Affiliates) to perform, the Transition Services, in each case, pursuant to the terms of this Agreement.

(e)Company (itself or through its Affiliates) shall, at its sole cost and expense, reasonably cooperate with Biosion in connection with the performance of the Transition Services hereunder, including providing to Biosion (or its designee) such information or materials (including quantities of Licensed Antibodies or Licensed Products, as applicable) as may be reasonably needed for Biosion to perform such Transition Service in accordance with this Agreement. In the event that Company fails to provide any such information or materials, upon Biosion’s request, the Alliance Managers of the Parties shall discuss and work together in good faith to resolve any impact such failure may have to the provision of the relevant Transition Service. Notwithstanding anything to the contrary set forth herein, if Biosion is ready, able and willing to perform or deliver a given Transition Service pursuant to this Agreement and Company either communicates to Biosion that it is not prepared to receive such Transition Service, or fails to provide the requisite information or materials necessary for Biosion to perform or deliver such Transition Service within [***] Business Days from Biosion’s delivery of notice that it is ready to perform or deliver the same, then, (i) by written notice to Biosion, Company may extend the timeline by no more than [***] days for such Transition Service; provided that no timeline(s) (e.g., the applicable Transition Period set forth in Schedule 2.6) associated with such Transition Service shall be extended beyond [***]days, unless otherwise mutually agreed by the Parties, (ii) Biosion shall be relieved of its obligation to perform such Transition Service for so long as such failure to accept such Transition Service or to provide such information or material continues, and (iii) any additional costs incurred by either Party as a result of Company’s failure to accept such Transition Service or to provide such information or material, in each case, causing a delay of more than [***] days from such date as set forth in the original timeline as set forth in Schedule 2.6, shall be solely borne by Company.

(f)Biosion’s obligations and rights under this Section 2.6 shall continue with respect to each Transition Service until the expiration of the corresponding Transition Period, unless such Transition Service is earlier terminated pursuant to this Section 2.6(f) or this Agreement is earlier terminated pursuant to Section 9.2, as applicable (in which case, Biosion’s obligations with respect to such Transition Service shall cease upon the effective date of such earlier termination). During the applicable Transition Period for any Transition Service, Company may elect to terminate Biosion’s provision of such Transition Service by delivering written notice of such election to

Biosion in accordance with this Agreement, which termination will be effective no earlier than [***] days following delivery of such notice, unless Biosion consents to a shorter period; provided, however, that Company shall pay Biosion for any FTE Costs and Out-of-Pocket Costs incurred with respect to such terminated Transition Service in accordance with Section 4.3 prior to the effective date of such termination, together with any such pre-approved costs contracted for by Biosion, or any other pre-approved non-cancellable obligations of Biosion incurred, prior to such effective date in connection with such terminated Transition Service.

2.7	Biosion Materials Transfer.

(a)Except as otherwise mutually agreed by the Parties (including under the Technology Transfer Plan) and subject to the terms and conditions of this Agreement, promptly following the Effective Date (and no later than [***] days after the Effective Date), Biosion will transfer to Company (or its designated Affiliate or Sublicensee) the Biosion Materials, [***] cost, together with a material transfer record in the form attached hereto as Schedule 2.7 (the “MTR”).

(b)Company shall (and shall cause its Affiliates or require its Sublicensees that receive any Biosion Materials, as applicable, to) use, store and handle any Biosion Materials transferred pursuant to this Agreement in compliance with the requirements under the MTR and solely for use in the Development, Manufacturing or Commercialization of Licensed Products in the Field in the Company Territory in accordance with the applicable terms and conditions of this Agreement and in compliance with Laws. Without limiting the foregoing, Company shall not (and shall cause its Affiliates or require its Sublicensees to not) (i) administer Biosion Materials to any human subjects, including in connection with any Clinical Trials, or use for diagnostic purposes involving human subjects, in each case, except to the extent expressly provided otherwise in the MTR, or (ii) use any Biosion Materials in any animals kept as domestic pets. As between the Parties, Company shall assume all liability for any damages or liabilities arising or resulting from the use, storage or disposal of such Biosion Materials by or on behalf of Company, including any administration to human subjects, after such Biosion Materials have been received by Company from Biosion. Upon termination of this Agreement in its entirety, as applicable, except for any continuing rights as set forth in this Agreement (including as set forth in Section 9.3, as applicable), Company shall (and shall cause its Affiliates or require its Sublicensees that receive any Biosion Materials, as applicable, to) discontinue its use of any Biosion Materials and shall, upon written direction of Biosion, return or destroy (and certify destruction of) any remaining Biosion Material in Company’s possession (or Company’s Affiliates’ or Sublicensees’ possession, as applicable) in compliance with Law.

(c)EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY SET FORTH IN Article 7, (A) ANY BIOSION KNOW-HOW OR BIOSION MATERIALS DELIVERED BY OR ON BEHALF OF BIOSION PURSUANT TO THIS AGREEMENT, INCLUDING, PURSUANT TO THIS SECTION 2.7, ARE SUPPLIED IN “AS IS” CONDITION WITH NO WARRANTY, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, TITLE, OR FITNESS FOR A PARTICULAR PURPOSE; AND (B) ANY BIOSION MATERIALS DELIVERED PURSUANT TO THIS AGREEMENT ARE UNDERSTOOD TO BE EXPERIMENTAL IN NATURE AND MAY HAVE HAZARDOUS PROPERTIES. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY SET FORTH HEREIN, INCLUDING PURSUANT TO Article 8, COMPANY ASSUMES ALL LIABILITY FOR ANY DAMAGES THAT ARISING OR RESULTING FROM ITS USE, STORAGE OR DISPOSAL OF ANY BIOSION MATERIALS.

2.8	Existing Inventory Transfer. Promptly following the Effective Date (and no later than [***] days after the Effective Date), Biosion shall transfer (or have transferred), at [***] cost, the Existing

Inventory to Company FCA (Incoterms 2020) at the applicable location as set forth on Schedule 1.68 for use in the Development of Licensed Products in the Field in accordance with this Agreement.

2.9	CTTQ Agreements.

(a)During the Term, Biosion (a) will not enter into, amend, modify or terminate any CTTQ Agreement in a manner that would reasonably be expected to adversely affect the rights or licenses granted to Company hereunder in any material respect or increase any obligations of Company in connection therewith in any material respect, in each case, without the prior written consent of Company; and (b) will not intentionally breach any CTTQ Agreement in any material respect in a manner that would reasonably be expected to result in CTTQ terminating such CTTQ Agreement or otherwise diminish in any material respect the scope or exclusivity of the licenses or other rights licensed to Company hereunder. Biosion shall promptly notify Company in writing of any written notice it receives from CTTQ that alleges that Biosion (or Company) is in breach of the applicable CTTQ Agreement in a manner that would reasonably be expected to adversely affect rights or licenses granted to Company hereunder.

(b)During the Term, to the extent that Biosion (or its Affiliates) Develops, Manufacturers or Commercializes the Existing BSI-502 Product in the Excluded Territory, (i) Biosion shall grant, and hereby does grant, to Company all of the rights, licenses, agreements and covenants granted by CTTQ to Company under the Tripartite CTTQ Agreement; and (ii) Company shall grant, and hereby does grant, to Biosion all of the rights, licenses, agreements and covenants granted by Company to CTTQ under the Tripartite CTTQ Agreement; provided that, in each case, such rights, licenses, agreements and covenants, as the case may be, shall be granted with respect to the Existing BSI-502 Product, mutatis mutandis.

Article 3

Development, Manufacture and Commercialization of LICENSED Products

3.1

Development. Subject to the terms and conditions of this Agreement, Company shall have the exclusive right, and sole responsibility and decision-making authority (either itself or through its Affiliates, Sublicensees or, subject to Section 3.5, any of its or their subcontractors, or Biosion pursuant to the Technology Transfer Plan and Section 2.6, as applicable) to Develop Licensed Products in the Field (a) in the Company Territory; and (b) in the Excluded Territory solely for the purpose of Developing the Licensed Antibodies or Licensed Products or Commercializing the Licensed Products in the Company Territory, including to conduct all non-clinical studies and Clinical Trials that Company believes appropriate in order to obtain Regulatory Approval for Licensed Products in the Company Territory. Promptly following the Effective Date, Company shall prepare and deliver to Biosion a written plan setting forth [***] (the “Development Plan”). Company (in its sole discretion) may update the Development Plan by providing a written amendment to Biosion’s Alliance Manager.

3.2

Commercialization. Subject to the terms and conditions of this Agreement, Company shall have the exclusive right, and sole responsibility and decision-making authority (either itself or through its Affiliates, Sublicensees or, subject to Section 3.5, any of its or their subcontractors), in all matters relating to the Commercialization of Licensed Products in the Field in the Company Territory.

3.3

Manufacturing. Subject to the terms and conditions of this Agreement, Company shall have the exclusive right and sole responsibility and decision making authority to Manufacture (either itself or through its Affiliates, Sublicensees or, subject to Section 3.5, any of its or their subcontractors, or Biosion pursuant to the Technology Transfer Plan and Section 2.6, as applicable) Licensed Products in the Field (a) in the Company Territory; and (b) in the Excluded Territory solely for the purpose of Developing the Licensed Antibodies or Licensed Products or Commercializing the Licensed Products in the Company Territory.

3.4	Diligence.

(a)Company shall use Commercially Reasonable Efforts to (i) Develop and seek Regulatory Approval for [***] BSI-502 Product and [***] BSI-045B Product in the Company Territory and (ii) after receiving the applicable Regulatory Approval for any Licensed Product in a given country or regulatory jurisdiction in the Company Territory, Commercialize such Licensed Product in such country or regulatory jurisdiction, as applicable.

(b)Without limiting Section 3.4(a), Company shall use Commercially Reasonable Efforts to [***], in each case, in accordance with the Development Plan.

(c)For the avoidance of doubt, activities conducted by Company’s Affiliates, Sublicensees and Third Party subcontractors selected by Company (or any of its Affiliates or Sublicensees) will be considered as Company’s activities under this Agreement for purposes of determining whether Company has complied with its obligations under this Section 3.4.

3.5

Subcontracting. Subject to the terms and conditions of this Agreement, Company (and its Affiliates and Sublicensees) may exercise any of its rights, or perform any of its obligations, under this Agreement (including any of the rights licensed under Section 2.1) by subcontracting the exercise or performance of all or any portion of such rights and obligations on Company’s (or such Affiliate’s or Sublicensee’s, as applicable) behalf. Any subcontract granted or entered into by Company (or its Affiliate or Sublicensee) as contemplated by this Section 3.5 (a) shall not relieve Company (or such Affiliate or Sublicensee, as applicable) from any of its obligations under this Agreement, except to the extent such obligations are successfully performed by any such subcontractor; and (b) shall be consistent with Company’s rights and obligations under this Agreement, including obligations of confidentiality and non-use which are no less stringent than those set forth in Article 6. Company shall remain liable for the acts and omissions of any of its (or any of its Affiliates’ or Sublicensees’, as applicable) subcontractors in connection with their performance of any of its obligations or exercise of any of its rights hereunder, as applicable.

3.6

Trademarks. As between Biosion and Company, Company shall have the sole authority to select trademarks for any Licensed Products in the Field in the Company Territory and Company shall own all such trademarks.

3.7

Information Rights. On a Licensed Product-by-Licensed Product basis, on [***] (or as otherwise agreed by the Parties) until [***] of such Licensed Product in the Company Territory, Company shall provide Biosion with a high-level report on the status of the Development of each Licensed Product in the Company Territory (each, a “Development Report”), which Development Report shall include [***]. Without limiting the foregoing, (a) Biosion shall have the right to reasonably request information from Company regarding the Development of any Licensed Product in the Company Territory under this Agreement and Company shall use reasonable efforts to promptly respond to such request, including to provide copies of any requested information, to the extent that such information is in the possession of, or reasonably accessible to, Company (or its Affiliates or

Sublicensee) at the time of such request (provided, however, that Company shall not be obligated to provide to Biosion (i) any information that it is prohibited from providing due to Third Party confidentiality obligations or (ii) any commercially sensitive information to the extent not pertinent to either Party’s rights or obligations under this Agreement or verification of compliance with the requirements of this Agreement, as applicable); and (b) upon Biosion’s reasonable request, Company agrees to meet with Biosion (via teleconference or videoconference) to discuss the scientific progress and planned Development of the Licensed Products in the Company Territory, which meeting shall be scheduled at a mutually agreeable date and time.

3.8

Recordkeeping. Each Party shall, and shall cause its Affiliates and require its Sublicensees or any other Third Party subcontractors performing on behalf of such Party (or any of its Affiliates or Sublicensees) to, maintain written records with respect to (a) Company, the Development of any Licensed Products hereunder; or (b) Biosion, the performance of the Transition Services pursuant to Section 2.6, in each case ((a) or (b)), for such period in accordance with its own policy and otherwise in accordance with Law; provided that (i) any such records shall comprise sufficient detail, in a good scientific manner, in accordance with Laws and in a manner appropriate for regulatory and patent purposes as contemplated hereunder, and (ii) each Party shall record only such Development activities or Transition Services, as applicable, and not include, or be commingled with, any records of activities outside the scope of this Agreement. Company (or its authorized representatives) shall have the right, during normal business hours and upon reasonable advance notice, to inspect and copy any such records kept by or on behalf of Biosion in accordance with this Section 3.8 to verify Biosion’s compliance with its obligations under this Agreement; provided that Biosion shall have the right to reasonably redact from any such copy of such records made available to Company pursuant to this Section 3.8 any confidential or commercially sensitive information of Biosion to the extent not pertinent to the verification of its compliance with its obligations under this Agreement.

3.9

Compliance with Laws. Each Party shall, and shall cause its Affiliates and require is Sublicensees (or any other Third Party subcontractors performing on behalf of such Party or any of its Affiliates or Sublicensees) to, conduct its activities under this Agreement with respect to (a) Company, the Development, Manufacture or Commercialization of any Licensed Product; or (b) Biosion, the performance of the Transition Services pursuant to Section 2.6, in each case ((a) or (b)), in a good scientific manner and comply fully with Laws, including anti-corruption and sanctions Laws. During the Term, Company shall obtain and maintain all necessary authorizations, consents and approvals of any Regulatory Authority or other Governmental Body that is required for the Development, Manufacture or Commercialization activities under this Agreement with respect to any such Licensed Product. Each Party and its Affiliates have not, and will not (and will require its Sublicensees and any Third Party subcontractors performing on its or their behalf to not), in connection with the performance of this Agreement, directly or indirectly, make, promise, authorize, ratify or offer to make, or take any act in furtherance of any payment or transfer of anything of value for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an improper advantage, or improperly assisting such Party or any of its Affiliates in obtaining or retaining business, or in any way with the purpose or effect of public or commercial bribery. Each Party warrants that it and its Affiliates have taken, and will take (and will require its Sublicensees to take), reasonable measures to prevent subcontractors, agents or any other Third Parties, subject to their control or determining influence, from doing so in connection with this Agreement. For the avoidance of doubt, this includes facilitating payments which are unofficial, improper, small payments or gifts offered or made to Government Officials to secure or expedite a routine or necessary action to which such Party (or any of its Affiliates or Sublicensees) is legally entitled. Each Party shall, and shall cause its Affiliates and require its Sublicensees and Third Party subcontractors performing on its or their behalf not to, employ or otherwise use in any capacity, the services of any Person debarred under United States Law, including under 21 U.S.C. Section 335a or any foreign equivalent thereof, with respect to any Development, Manufacture or Commercialization of any Licensed Product or otherwise in connection with the performance of any of its obligations or exercise of its rights under this Agreement.

3.10	Regulatory Matters.

(a)Company (or one of its Affiliates or Sublicensees) shall (i) be responsible for preparing and submit Regulatory Documents for obtaining and maintaining all Regulatory Approvals (including all INDs and MAAs) for any Licensed Products in the Field in the Company Territory and, thereafter, maintaining all such Regulatory Approvals for any Licensed Products in the Field in the Company Territory, in each case, in accordance with Law, (ii) be responsible, and act as the sole point of contact, for communications with Regulatory Authorities in connection with the Development, Manufacture or Commercialization of any Licensed Products in the Field in the Company Territory, and (iii) have the sole right to determine whether and how to implement a recall or other market withdrawal of its Licensed Products in the Company Territory. In addition, as between Biosion and Company, Company shall own any and all Regulatory Documents (including all INDs and MAAs) and Regulatory Approvals for any Licensed Products in the Field in the Company Territory.

(b)Following the Effective Date, Biosion shall not initiate (or unless required by Law participate in) (or permit any of its Affiliates to initiate (or unless required by Law participate in)) any meetings or communications with Regulatory Authorities with respect to any Licensed Product in the Field and in the Company Territory, without Company’s prior consent.

(c)If Biosion or any of its Affiliates receives any written or oral communication from any Regulatory Authority in the Company Territory relating to any Licensed Product, to the extent not prohibited by Law, Biosion shall (i) refer such Regulatory Authority to Company, and (ii) as soon as reasonably practicable, notify Company in writing and provide Company with a copy of any written communication received by Biosion or such Affiliate or, if applicable, complete and accurate minutes of such oral communication.

(d)Following the Effective Date, the Parties will cooperate with each other with regard to the reporting and handling of safety information involving the Licensed Products in accordance with Law, including applicable regulatory requirements and regulations on pharmacovigilance, clinical safety and data privacy. Without limiting the foregoing, following the Effective Date, (i) Biosion shall transfer a copy of the safety database maintained by Biosion as of the Effective Date to Company (or its Affiliate) and thereafter Company will establish a global safety database for each Licensed Product Developed hereunder and, as between the Parties, shall own and maintain such global safety database for each such Licensed Product, and (ii) Company shall be responsible for reporting quality complaints, Adverse Events and safety data related to each Licensed Product to the relevant Regulatory Authority in the Company Territory and responding to any safety issues and all relevant requests of Regulatory Authorities relating to any Licensed Product in the Company Territory, in each case, in accordance with Law; provided that, upon Biosion’s request, the Parties (or their respective Affiliates or Sublicensees, as applicable) will negotiate in good faith and enter into a pharmacovigilance agreement related to Licensed Products in the Company Territory and the Excluded Territory, which will define the pharmacovigilance responsibilities of the Parties (or such Affiliate or Sublicensee, as applicable) and include safety data exchange procedures governing the exchange of information affecting the Licensed Products (including Adverse Events, serious Adverse Events and emerging safety issues) to enable each Party (or its Affiliate or Third Party sublicensee, as applicable) to comply with all Laws related to such Licensed Products in the Company Territory and the Excluded Territory, as applicable.

3.11Alliance Managers(a). Within [***] days following the Effective Date, each Party shall appoint an individual who shall serve as the primary point of contact between the Parties with regard to questions relating to this Agreement or the overall business relationship and related matters between the Parties (each, an “Alliance Manager”). During the Term, each Party may replace its Alliance Manager at any time upon written notice to the other Party.

Article 4

Financials

4.1

Upfront Consideration. On the Effective Date, Company shall pay to Biosion the following one-time, non-refundable, non-creditable payments: (a) [***] as an upfront payment in partial consideration of Biosion’s grant of the rights and licenses to Company hereunder; (b) [***] as reimbursement for the costs and expenses incurred by or on behalf of Biosion (or its Affiliates) in connection with [***]; and (c) Four Million Five Hundred Thousand Dollars ($4,500,000) as reimbursement for the costs and expenses incurred by or on behalf of Biosion (or its Affiliates) in connection with the generation of data and results in support of [***], as set forth on Schedule 4.1(a). In addition, Company shall pay to Biosion a one-time, non-refundable, non-creditable payment in the amount of [***] as reimbursement for the costs and expenses incurred by or on behalf of Biosion (or its Affiliates) in connection with [***], as set forth and to be paid in accordance with the timelines on Schedule 4.1(b).

4.2

Equity Consideration. In partial consideration of Biosion’s grant of the rights and licenses to Company hereunder, Company has executed that certain Common Stock Purchase Warrant, dated as of the date hereof, in favor of Biosion, which entitles Biosion to purchase Eleven Million Two Hundred Eighty-One Thousand Nine Hundred Eighty-Five (11,281,985) shares of Company’s common stock, in the form attached hereto as Schedule 4.2 (the “Warrant”).

4.3

Transition Services Fees. In consideration for the Transition Services provided by or on behalf of Biosion pursuant to Section 2.6, Company shall (a) pay to Biosion the FTE Costs (except for the first [***] FTE hours incurred by the Biosion, which shall be provided at Biosion’s cost) incurred in connection with the performance of any Transition Services by any employee or other personnel of Biosion (or any of its Affiliates) pursuant to Section 2.6; and (b) reimburse Biosion for any Out-of-Pocket Costs incurred with respect thereto, in each case ((a) or (b)), which amounts shall be due and payable within [***] days following Company’s receipt of an invoice from Biosion with respect thereto (which shall be provided on a [***] basis during the performance of the Transition Services pursuant to Section 2.6); provided, however, that the Parties shall agree in advance upon a budget for any FTE Costs or Out-of-Pocket Costs to be paid by Company pursuant to this Section 4.3, including the scope of the Transition Services to be performed.

4.4

Biosion Materials; Existing Inventory. In consideration for the Biosion Materials and Existing Inventory transferred to Company hereunder, Company will pay to Biosion [***], which amount shall be due and payable within [***] days following the date both of the following conditions are met: (a) Biosion has delivered such Biosion Materials pursuant to Section 2.7 and the Existing Inventory pursuant to Section 2.8 and (b) [***].

4.5

Regulatory Milestones. In partial consideration of Biosion’s grant of the rights and licenses to Company hereunder, Company shall pay to Biosion the following one-time, non-refundable, non-creditable milestone payments (each, a “Regulatory Milestone Payment”) upon the first achievement by or on behalf of Company or any of its Affiliates or Sublicensees of the corresponding milestone event (each, “Regulatory Milestone Event”) with respect to the first Licensed Product to achieve such Regulatory Milestone Event, in each case, subject to and in accordance with this Section 4.5:

Regulatory Milestone Event	Regulatory Milestone Payment (USD $)
1. Earlier of First Marketing Approval or [***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

With respect to each Regulatory Milestone Event set forth above, a Regulatory Milestone Payment shall be paid one-time only for the first Licensed Product to achieve such Regulatory Milestone Event, regardless of the number of Licensed Products that achieve the corresponding Regulatory Milestone Event or the number of times a given Licensed Product achieves such corresponding Regulatory Milestone Event; provided, however, that, solely with respect to [***]. Within [***] days following the achievement of a given Regulatory Milestone Event by Company or any of its Affiliates or Sublicensees, as applicable, Company shall deliver notice thereof to Biosion, together with payment of the corresponding Regulatory Milestone Payment.

For the avoidance of doubt, for purposes of [***].

4.6

Sales Milestones. In partial consideration of Biosion’s grant of the rights and licenses to Company hereunder, Company shall pay to Biosion the following one-time, non-refundable, non-creditable milestone payments (each, a “Sales Milestone Payment”) upon the first achievement of the corresponding milestone event (each, a “Sales Milestone Event”) based on the aggregate annual Net Sales of all Licensed Products (including all Indications therefor) by or on behalf of any Selling Party in the Company Territory during a given Calendar Year, in each case, subject to and in accordance with this Section 4.6:

Sales Milestone Event	Sales Milestone Payment (USD $)
1. First achievement of aggregate annual Net Sales of all Licensed Products throughout the Company Territory of [***]	[***]
2. First achievement of aggregate annual Net Sales of all Licensed Products throughout the Company Territory of [***]	[***]
3. First achievement of aggregate annual Net Sales of all Licensed Products throughout the Company Territory of [***]	[***]
4. First achievement of aggregate annual Net Sales of all Licensed Products throughout the Company Territory of [***]	[***]
5. First achievement of aggregate annual Net Sales of all Licensed Products throughout the Company Territory of [***]	[***]
6. First achievement of aggregate annual Net Sales of all Licensed Products throughout the Company Territory of [***]	[***]

With respect to each Sales Milestone Event set forth above, a Sales Milestone Payment shall be paid upon the first achievement of the corresponding Sales Milestone Event, regardless of the number of times a given Sales Milestone Event is achieved. Company shall notify Biosion in connection with the Royalty Report delivered pursuant to Section 4.7(c) for the applicable Calendar Quarter during which a given Sales Milestone Event is first achieved by a Selling Party, and Company shall make payment of the corresponding Sales Milestone Payment together with such Royalty Report.

4.7	Royalties.

(a)In partial consideration of Biosion’s grant of the rights and licenses to Company hereunder, on a Licensed Product-by-Licensed Product and country-by-country basis, during the applicable Royalty Term for each Licensed Product in the Company Territory, Company will pay Biosion royalties based on the aggregate annual Net Sales of such Licensed Product sold by or on behalf of any Selling Party in the Company Territory during a Calendar Year at the rates set forth in the table below, in each case, subject to and in accordance with this Section 4.7:

Aggregate Net Sales of a given Licensed Product in a given Calendar Year	Royalty Rate
Portion of aggregate Net Sales of such Licensed Product in the Company Territory less than or equal to [***] in a given Calendar Year	[***]
Portion of aggregate Net Sales of such Licensed Product in the Company Territory greater than [***] but less than or equal to [***] in a given Calendar Year	[***]
Portion of aggregate Net Sales of such Licensed Product in the Company Territory greater than [***] but less than or equal to [***] in a given Calendar Year	[***]
Portion of aggregate Net Sales of such Licensed Product in the Company Territory greater than [***] in a given Calendar Year	[***]

(b)For clarity, following the expiration of the applicable Royalty Term for a given Licensed Product in a given country, no royalties shall be due and payable with respect to such Licensed Product in such country.

(c)Within [***] days following the end of each Calendar Quarter during which royalties become payable pursuant to this Section 4.7, Company shall deliver to Biosion with respect to all Licensed Products for such Calendar Quarter, a report (each, a “Royalty Report”) summarizing, on a Licensed Product-by-Licensed Product basis (where applicable), the total amount of applicable royalty payments, if any, due and payable to Biosion with respect to each such Licensed Product for such Calendar Quarter, including on a Licensed Product-by-Licensed Product and country-by-country basis, details regarding the calculation of any royalties due and payable to Biosion pursuant to this Section 4.7 with respect to each such Licensed Product, including [***]. Each Royalty Report shall be deemed Confidential Information of Company subject to the obligations of Article 6 of this Agreement. Company shall make payment of the royalties included in the Royalty Report together with the delivery of such Royalty Report.

(d)Subject to Section 4.7(g), on a Licensed Product-by-Licensed Product and country-by-country basis, if at any point during the applicable Royalty Term for a given Licensed Product in a given country in the Company Territory, such Licensed Product is not Covered by a Valid Claim of any Biosion Patent exclusively licensed to Company under Section 2.1 in such country, then, the applicable royalty rates set forth in Section 4.7(a) shall be reduced by [***] for such Licensed Product in such country for so long as such Licensed Product is not Covered by a Valid Claim of a Biosion Patent in such country.

(e)Subject to Section 4.7(g), if a Selling Party enters into a Third Party Agreement in accordance with Section 5.5, Company will be entitled to deduct from royalties payable hereunder in any Calendar Quarter [***] of all amounts actually paid by such Selling Party to the applicable Third Party pursuant to such Third Party Agreement, in each case, solely to the extent that such payment amounts are [***] (such payment amounts, “Third Party Payments”); provided that, [***]. Any deductible Third Party Payments which accrue in a Calendar Quarter and which are not deducted in such Calendar Quarter as a result of Section 4.7(g) may be carried forward and deducted from any royalties due in subsequent Calendar Quarters pursuant to this Section 4.7 (but, for clarity, subject to Section 4.7(g)).

(f)Subject to Section 4.7(g), on a Licensed Product-by-Licensed Product and country-by-country basis, in the event that, during the applicable Royalty Term for a given Licensed Product in a given country in the Company Territory, (i) one or more Biosimilar Products are marketed and sold with respect to such Licensed Product by any Third Party in such country and (ii) such Biosimilar Product(s) have an aggregate market share of greater than [***] in such country for a period of [***] during such Royalty Term, then, the applicable royalty rates set forth in Section 4.7(a) shall be reduced by [***] for such Licensed Product in such country for so long as such Biosimilar Product(s) continue to maintain an aggregate market share of greater than [***] in such country; provided that, for clarity, if at any point during the remainder of the applicable Royalty Term for such Licensed Product in such country, Biosimilar Product(s) cease to have an aggregate market share of greater than [***] in such country, then, the reduction set forth in this Section 4.7(f) shall cease to apply with respect to such Licensed Product in such country for such period; provided further that the reduction under this clause (f) shall apply again in the event that the conditions of this clause (f) are met again in such country. For purposes of this Section 4.7(f), market share shall be determined based on the aggregate market in such country of such Licensed Product and all Biosimilar Product(s) sold during a given Calendar Quarter, based on the number of units of such Licensed Product and such Biosimilar Product(s) in the aggregate sold in such country during such Calendar Quarter, as reported by a well-known reporting service agreed between the Parties acting reasonably (e.g., IQVIA).

(g)Notwithstanding the foregoing, under no circumstances shall the reductions or deductions under Section 4.7(d), Section 4.7(e) and Section 4.7(f) (in the aggregate) result in the royalties due and payable to Biosion with respect to a given Licensed Product in a given country in the Company Territory for any given Calendar Quarter during the applicable Royalty Term for such Licensed Product being reduced to less than [***] of the amount that otherwise would have been due and payable to Biosion for such Calendar Quarter with respect to Net Sales of such Licensed Product in such country in accordance with Section 4.7(a).

4.8

Sublicense Income. In partial consideration of Biosion’s grant of the rights and licenses to Company hereunder, Company will pay Biosion a portion of any Sublicense Income received by Company (or any of its Affiliates) pursuant to any Sublicense Agreement between the Company (or any of its Affiliates) and a Sublicensee, but not (for the avoidance of doubt) between a

Sublicensee (or any of its Affiliates) and its further Sublicensees, in each case, subject to and in accordance with this Section 4.8.

(a)With respect to any Sublicense Income in connection with the Development or Commercialization of any BSI-045B Product, Company will pay to Biosion an amount equal to the percentage of such Sublicense Income based on the date on which such Sublicense Agreement was first entered into, as set forth below:

Execution Date of Sublicense Agreement (BSI-045B Products)	Percentage of Sublicense Income
[***]	[***]
[***]	[***]

For clarity, no Sublicense Income with be due and payable in connection with the Development or Commercialization of any BSI-045B Product under any Sublicense Agreement that is first entered into following [***].

(b)With respect to any Sublicense Income in connection with the Development or Commercialization of any BSI-502 Product under a Sublicense Agreement that was first entered into at any time [***], Company will pay Biosion an amount equal to [***] of such Sublicense Income; provided that, for clarity, no Sublicense Income with be due and payable in connection with the Development or Commercialization of any BSI-502 Product under any Sublicense Agreement that is first entered into following [***].

(c)Within [***] days following the end of each Calendar Quarter during which by Company (or any of its Affiliates) has received Sublicense Income, Company shall deliver to Biosion, together with the applicable payment amount with respect to such Sublicense Income for such Calendar Quarter, a notice detailing the Sublicense Income received and the calculation of the applicable portion of such Sublicense Income due and payable to Biosion pursuant to this Section 4.8, which notice and payment may be provided in connection with a Royalty Report delivered pursuant to Section 4.7(c).

4.9

Development, Manufacture and Commercialization Costs. As between the Parties, from and after the Effective Date, Company shall be solely responsible for all costs and expenses incurred in connection with its (or its Affiliates’ or Sublicensees’) Development, Manufacture and Commercialization of any Licensed Product.

4.10

Mode of Payment and Currency. All payments to Biosion hereunder shall be made by deposit of Dollars in the requisite amount to such bank account as set forth on Schedule 4.10 (or such other bank account as Biosion may from time to time designate by written notice to Company). With respect to amounts payable hereunder not denominated in Dollars, Company shall convert applicable amounts in foreign currency into Dollars by using Company’s then-current standard procedures and methodology used to prepare its audited financial statements for external reporting purposes, including Company’s then-current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars or, in the case of Sublicensees, such similar methodology, consistently applied provided that such practices use a widely accepted source of published exchange rates. Based on the resulting sales in Dollars, the then-applicable royalties shall be calculated. The Parties may vary the method of payment set forth herein at any time upon mutual agreement, and any change shall be consistent with the local Law at the place of payment or remittance. Company shall provide Biosion with its address and any other requisite information with respect to any invoices that Biosion may deliver in connection with any payments to be made to Biosion hereunder. Unless as otherwise expressly provided hereunder, all amounts due and payable to Biosion under in this Agreement shall be paid within [***] days following Company’s receipt of an invoice for such amount.

4.11

Blocked Payments. If, by reason of Laws in any country, it becomes impossible or illegal for a Company or any of its Affiliates or other Selling Party to transfer, or have transferred on its behalf, payments to Biosion (or its Affiliate, as applicable), (a) Company shall promptly notify Biosion of the conditions preventing such transfer; and (b) such payments shall be deposited in local currency in the relevant country to the credit of Biosion (or its Affiliate) in a recognized banking institution designated by Biosion and identified in a notice given to Company. Any cost to convert to local currency shall be [***].

4.12

Late Payments. All payments due under this Agreement which are not disputed by Company, acting reasonably and in good faith, shall earn interest from the date due until paid at a rate equal to the lesser of (a) the sum of [***] plus the prime rate of interest quoted in the Money Rates (or equivalent) section of The Wall Street Journal, Eastern Edition (or any substitute source agreed by the Parties), calculated daily on the basis of a three hundred sixty (360) day year; and (b) the maximum interest rate allowed by Law.

4.13	Records; Audits.

(a)Company shall, and shall cause its Affiliates and require its Sublicensees to, keep complete and accurate records in accordance with its record retention policies applicable to such books and records, but in any event for a period of at least [***] years after the end of the Calendar Year in which any royalties becomes payable (or such longer period as required under the applicable Accounting Standard or Law), in sufficient detail to confirm the accuracy of the calculations hereunder and in accordance with the applicable Accounting Standard that is normally applied by such Party with respect to the filing of its reporting.

(b)During the Term and for [***] years thereafter, and not more than [***] in each Calendar Year, Company shall permit, and shall cause its Affiliates and require its Sublicensees to permit, an independent certified public accounting firm of nationally recognized standing selected by Biosion, and reasonably acceptable to Company or such Affiliate or Sublicensee, to have access to and to review, during normal business hours upon not less than [***] days’ prior notice, the applicable records of Company and its Affiliates and Sublicensees to verify the accuracy of the Royalty Reports, statements of Sales Milestone Events or Sublicense Income or any other payments under this Article 4. Such review may cover the records for sales made in any Calendar Year ending not more than [***] years prior to the date of such notice (provided that any such Calendar Year may only be subject to audit [***], unless for cause). The accounting firm shall disclose to Biosion and Company only whether the Royalty Reports or statements of Sales Milestone Events or Sublicense Income are correct or incorrect and the amount of any discrepancies. No other information shall be provided to Biosion.

(c)If such accounting firm concludes that additional amounts were owed during such period, and Company agrees with such calculation, Company shall pay the additional undisputed amount within [***] days after the date Biosion delivers to Company such accounting firm’s written report. If such accounting firm concludes that an overpayment was made, such overpayment shall be fully creditable against amounts payable in subsequent payment periods (or reimbursed to the extent there are no subsequent payment periods). If Company disagrees with such calculation, Biosion and Company shall work together reasonably and in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such Dispute within [***] days, then, notwithstanding Article 10, the Dispute shall be submitted for resolution to a certified public accounting firm jointly selected by the Parties to conduct a review, and if such firm concurs that any additional amounts were owed by Company during such period, Company shall make the required payment within [***] days after the date Company receives the report of its accounting firm. Biosion shall pay for the cost of any such audit, unless Company has underpaid Biosion by the greater of: (i) [***] and (ii) [***] or more for the applicable audited period.

(d)Each Party shall treat all information that it receives under this Section 4.13 in accordance with the confidentiality provisions of Article 6 of this Agreement, and shall cause its accounting firm to enter into an acceptable, reasonable confidentiality agreement with the other Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, except to the extent necessary for such Party to enforce its rights under this Agreement.

4.14	Taxes.

(a)Subject to Section 4.14(c), if Law requires that Taxes be deducted and withheld from payments paid under this Agreement, the paying Party shall (i) pay such Taxes to the proper Governmental Body; (ii) deduct the amount paid from the amount due to the other Party for such payment or any future payment and send evidence of the obligation together with proof of Tax payment to the other Party within [***] days following such payment and (iii) remit such payments to the other Party after deducting any such Taxes.

(b)All amounts payable under or in connection with this Agreement are exclusive of VAT and Indirect Taxes. Each Party will provide the other Party with notice if it becomes aware of or reasonably anticipates that any VAT and Indirect Taxes will be payable on any payments to be made to it under this Agreement. Any VAT and Indirect Taxes payable on the consideration paid hereunder (including, if the paying Party is Company, any Regulatory Milestone Payment, Sales Milestone Payment or royalties) shall be paid by the paying Party at the same time as the payment or provision of such consideration to which it relates subject to the production of a VAT valid invoice. Each Party agrees that it shall provide to the other Party any information and copies of any documents within its control to the extent reasonably requested by the other Party for the purposes of (i) determining the amount of VAT and Indirect Taxes chargeable under this Agreement, (ii) establishing the “place of supply for VAT” purposes, or (iii) complying with its VAT and Indirect Taxes reporting or accounting obligations.

(c)The Parties intend that the license from Biosion to Company under Section 2.1 be treated for U.S. federal income Tax purposes as [***] of the Biosion Licensed Technology and that the upfront consideration, equity consideration, and consideration for the Biosion Materials and Existing Inventory from Company to Biosion under Sections 4.1, 4.2 and 4.4, respectively, be treated for U.S. federal income Tax purposes as [***]. The Parties shall file all applicable tax returns (including information returns) in a manner consistent with such intended [***] treatment and shall, subject to applicable Law, reasonably cooperate in contesting any contrary assertion by a tax authority, including any assertion that the upfront consideration, equity consideration and consideration for the Biosion Materials and Existing Inventory from Company to Biosion under Sections 4.1, 4.2 and 4.4, respectively, are [***].

4.15

CTTQ Payments. In partial consideration of Biosion’s grant of the rights and licenses to Company hereunder, in addition to any amounts payable to Biosion, the Parties acknowledge that Company has agreed to provide additional consideration directly to CTTQ pursuant to and in accordance with the applicable terms and conditions of the Tripartite CTTQ Agreement.

Article 5

Intellectual Property

5.1

Inventions. For purposes of this Section 5.1, all determinations of inventorship will be in accordance with U.S. patent Law and ownership of all rights, title and interests in and to (a) any Know-How that is discovered, developed, generated, invented, derived, created, conceived or reduced to practice by a Party (or any of its Affiliates or Third Parties acting on its or their behalf) in connection with activities under this Agreement; and (b) any Patents that claim any such Know-How described in the foregoing clause (a), in each case ((a) and (b)), shall follow inventorship. Each Party represents and warrants that any employees, consultants or contractors conducting any activities under this Agreement are and shall be obligated by written agreements to assign to the applicable Party their rights in the applicable invention or discovery. For clarity, as between the Parties, Biosion will own and retain all of its rights, title and interest in and to any Biosion Licensed Technology, subject to any rights or licenses expressly granted to Company under this Agreement.

5.2	Prosecution and Maintenance of Biosion Patents.

(a)Subject to the remainder of this Section 5.2, Company shall have the first right, but not the obligation, at its own cost and expense, to control the preparation, filing, prosecution (including any interferences, oppositions, inter partes review or other post-grant proceedings, reissue reexaminations, revocations or nullifications) and maintenance of the Biosion Patents in the Company Territory. Company shall keep Biosion reasonably informed of the status of the preparation, filing, prosecution and maintenance of such Biosion Patents (e.g., interferences, oppositions, inter partes review or other post-grant proceedings reexaminations, reissues, revocations or nullifications) in a timely manner, including by providing Biosion (i) copies of any material communications or correspondence received from relevant patent authorities, (ii) a reasonable opportunity to review and comment on any proposed filing or material correspondence with any patent authority to the extent related to any such Biosion Patent at least [***] days prior to the anticipated filing or submission date thereof, and Company shall consider any of Biosion’s reasonable comments with respect thereto in good faith, and (iii) copies of all final filings and responses made to any patent authority with respect to any Biosion Patent in a timely manner following submission thereof.

(b)Subject to Section 5.2(c), if Company elects not to file or to continue to prosecute or maintain any such Biosion Patent in any country of the applicable Company Territory pursuant to Section 5.2(a), then, Company shall notify Biosion promptly after making such election (but, in any event, at least [***] days before any deadline applicable to the filing, prosecution or maintenance of such Biosion Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such Biosion Patent in such country). In such case, Biosion shall have the right, but not the obligation, to pursue the filing, prosecution or maintenance of such Biosion Patent in such country, at its own cost and expense. If Biosion elects to continue prosecution or maintenance of any such Biosion Patent pursuant to this Section 5.2(b), then, Company shall promptly deliver to Biosion all prosecution files associated with such Patent in such country and use reasonable efforts to make its employees, agents and consultants reasonably available to Biosion, at no additional cost, to the extent necessary to enable Biosion to continue prosecution or maintenance of any such Biosion Patent in such country.

(c)With respect to any Biosion Patent, Company shall have sole and final decision making authority with respect to (i) filing for any patent term extension pursuant to 35 U.S.C. §154-156 or, as applicable, any foreign equivalent patent term extension or supplemental protection certificates on any such Biosion Patent in the Company Territory; provided that Company shall keep Biosion reasonably informed of the status of any such patent term extension or supplemental protection certificate (including any decision with respect thereto) with respect to any such Biosion Patents in a timely manner, including giving Biosion a reasonable opportunity to comment on any such filing and decisions regarding such patent term extension or supplemental protection certificate and considering in good faith any reasonable comments provided by Biosion with respect thereto, or (ii) the determination, as a reference product sponsor, of whether or not to privately exchange any such Biosion Patent with respect to such Licensed Product with a biosimilar applicant, and take other steps, pursuant to the requirements of the BPCIA.

(d)Except as otherwise agreed by the Parties, the Party controlling the preparation, filing, prosecution and maintenance of a given Biosion Patent pursuant to this Section 5.2 shall be responsible for all costs and expenses (including any attorney fees) incurred in connection therewith.

5.3	Enforcement of Biosion Licensed Technology.

(a)If either Party or any of its Affiliates or Sublicensees (i) believes that an infringement, unauthorized use, or misappropriation of any Biosion Licensed Technology is occurring or is likely, in each case, solely to the extent such infringement, unauthorized use or misappropriation would infringe upon or diminish either Party’s rights with respect to any Licensed Product or (ii) becomes aware of any Third Party claiming ownership of any Biosion Licensed Technology or claiming that any such Biosion Licensed Technology is invalid or unenforceable as a defense or counterclaim to a claim of infringement, unauthorized use or misappropriation, as applicable (any such activity or claims by a Third Party, a “Third Party Infringement”), such Party shall notify the other Party and provide it with details of such infringement, unauthorized use or misappropriation or claim that are known by such Party and its Affiliates.

(b)Company shall have the first right, at its own cost and expense, but not the obligation, to attempt to resolve any Third Party Infringement in the Company Territory with respect to any Biosion Licensed Technology, including by filing an infringement suit, defending against such claim or taking other similar action (each, an “Enforcement Action”) and, subject to Section 5.3(f), to compromise or settle any such infringement or claim.

(c)Subject to Section 5.2(c), if Company does not intend to prosecute, defend or otherwise attempt to settle an Enforcement Action with respect to any such Biosion Licensed Technology pursuant to Section 5.3(b), Company shall, within [***] days of having received or sent notice pursuant to Section 5.3(a), inform Biosion thereof and Biosion shall have the right, but not the obligation, to attempt to resolve such Third Party Infringement solely with respect to such Biosion Licensed Technology as the Party controlling such Enforcement Action, but subject to the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed).

(d)The Party bringing an Enforcement Action shall have the sole and exclusive right to select counsel for such Enforcement Action. Each Party shall have the right to join an Enforcement Action (including the right to be represented by independent counsel of its own choice) initiated pursuant to Section 5.3(b) or Section 5.3(c), as applicable, in each case, at its own expense (except any required joinder pursuant to Section 5.3(e)).

(e)The Party controlling the Enforcement Action under this Section 5.3 (i) shall keep the other Party promptly informed with respect to such Enforcement Action, (ii) shall, acting reasonably and in good faith, consult with, and give reasonable consideration to, any comments made by the other

Party related to such Enforcement Action, and (iii) shall provide the other Party with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such Enforcement Action. Upon the request of the controlling Party, the other Party shall provide reasonable assistance to the controlling Party, including providing access to relevant documents and other evidence, making its employees available, and, solely to the extent that such other Party is a necessary or indispensable plaintiff party for such Enforcement Action (or such joinder is required under Law in order to enable such enforcing Party to pursue such Enforcement Action), joining such Enforcement Action or taking such other actions as are necessary for standing with respect to such Enforcement Action (including the right to be represented by independent counsel of its own choice), in each case, subject to the controlling Party’s reimbursement of any reasonable out-of-pocket expenses (including reasonable attorney fees) incurred on an on-going basis by the non-controlling Party in providing such assistance. The Parties shall, acting reasonably and in good faith, cooperate to ensure that each Person that participates in, or receives any information about, any Enforcement Action in accordance with this Section 5.3(e) shall use reasonable efforts to protect all applicable Confidential Information and preserve all applicable attorney-client privilege and work product protections.

(f)Notwithstanding anything to the contrary set forth herein, (i) Company shall not settle or otherwise compromise any Enforcement Action by admitting that any Biosion Patent is invalid or unenforceable, whether in whole or in part, or in a way that adversely affects or would be reasonably expected to materially adversely affect the validity or enforceability of any such Biosion Patent, in each case, without Biosion’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed), (ii) Biosion shall not settle or otherwise compromise any Enforcement Action by admitting that any Biosion Patent is invalid or unenforceable, whether in whole or in part, or in a way that adversely affects or would be reasonably expected to materially adversely affect the validity or enforceability of any such Biosion Patent, in each case, without Company’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed), and (iii) neither Party shall settle or otherwise compromise any Enforcement Action in a way that adversely affects or would be reasonably expected to materially adversely affect the rights or benefits of the other Party hereunder or that otherwise imposes any costs or liability on, or involves any admission by, the other Party, in each case, without the other Party’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed).

(g)Subject to the respective indemnity obligations of the Parties set forth in Article 8, the Party taking an Enforcement Action under this Section 5.3 shall pay all costs associated with such Enforcement Action, other than the expenses of the other Party if the other Party elects to join such Enforcement Action as provided in Section 5.3(d) (but, for clarity, not any required joinder pursuant to Section 5.3(e)). Any amounts recovered by the Party taking an Enforcement Action pursuant to this Section 5.3, whether by settlement or judgment, shall be allocated in the following order: [***]; provided any such remaining amount that is attributable to loss of sales or profits with respect to any Licensed Product (whether by judgment or otherwise) shall be treated as “Net Sales” in the Calendar Quarter in which the money is actually received, including for purposes of determining any royalties, Sale Milestone Payments or Sublicense Income payable by Company to Biosion with respect thereto pursuant to Article 4, as applicable.

5.4	Defense of Third Party Actions.

(a)If either Party or any of its Affiliates becomes aware of any Third Party Action with respect to a Licensed Product in the Company Territory, such Party shall promptly notify the other Party of all details regarding such claim or action that is reasonably available to such Party or such Affiliate.

(b)Company shall have the first right, at its sole cost and expense, but not the obligation, to defend against any Third Party Action with respect to a Licensed Product in the Field in the Company Territory and, subject to Section 5.4(f), to settle or otherwise compromise such Third Party Action. If Company declines or fails to assert its intention to defend such Third Party Action with respect to Biosion Licensed Technology within [***] days after sending (in the event that Company is the notifying Party) or receiving (in the event that Biosion is the notifying Party) notice under Section 5.4(a), then, Biosion shall have the right, but not the obligation, to assume control of the defense against such Third Party Action solely with respect to Biosion Licensed Technology. The Party defending such Third Party Action shall have the sole and exclusive right to select counsel for such Third Party Action.

(c)The Party defending a Third Party Action (the “Defending Party”) pursuant to Section 5.4(b) shall consult with the non-Defending Party on all material aspects of the defense. The non-Defending Party, at its own cost and expense, shall have a reasonable opportunity for meaningful participation in decision-making and formulation of defense strategy and the Defending Party shall, acting reasonably and in good faith, consider the non-Defending Party’s comments. The Parties shall reasonably cooperate with each other in all such Third Party Actions.

(d)The non-Defending Party will be entitled to be represented by independent counsel of its own choice at its own expense.

(e)Subject to the respective indemnity obligations of the Parties set forth in Article 8, the Defending Party shall pay all costs incurred by the Parties associated with such Third Party Action other than the expenses of the non-Defending Party if the non-Defending Party elects to join such Third Party Action pursuant to Section 5.4(d).

(f)Consent for Certain Settlements and other Compromises of Third Party Actions.

(i)Biosion shall not settle or otherwise compromise any Third Party Action (A) by admitting that any Biosion Patent is invalid or unenforceable, whether in whole or in part, (B) in a manner that adversely affects or would be reasonably expected to materially adversely affect any rights or benefits of Company or its Affiliates, or (C) in a way that imposes any costs or liability on, or involves any admission by, Company or its Affiliates, in each case ((A), (B) or (C)), without Company’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed).

(ii)Company shall not settle or otherwise compromise any Third Party Action (A) by admitting that any Biosion Patent is invalid or unenforceable, whether in whole or in part, (B) in a manner that adversely affects or would be reasonably expected to materially adversely affect any rights or benefits of Biosion or its Affiliates, or (C) in a way that imposes any costs or liability on, or involves any admission by, Biosion or its Affiliates, in each case ((A), (B) or (C)), without Biosion’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.5	Third Party Agreements. Subject to Section 5.4(f), Company (or any of its Affiliates or Sublicensees) shall have the right to enter into any agreement with a Third Party pursuant to which

Company (or any of its Affiliates or Sublicensees) obtains a license, sublicense, covenant not to sue or other rights under any Patents, Know-How or other intellectual property rights owned or otherwise Controlled by such Third Party (or any of its Affiliates) that are necessary or reasonably useful for the Development, Manufacture or Commercialization of any Licensed Product in the Company Territory. Notwithstanding the foregoing, solely with respect to any such agreement or other arrangement entered into between Company (or any of its Affiliates or Sublicensees) and a Third Party during the Term pursuant to which Company (or any of its Affiliates or Sublicensees) (a) [***] (each such Patent, “Necessary Third Party IP”); and (b) may incur any upfront payment, royalties, milestones or other payment obligations to any Third Party with respect to such Licensed Product in the Company Territory (each such agreement or other arrangement, a “Third Party Agreement”), promptly following the execution of any such Third Party Agreement, Company shall provide notice to Biosion, together with a copy of such Third Party Agreement (provided that Company shall have the right to reasonably redact any unrelated technical or business information from such copy, so long as such redaction does not adversely affect the ability of Biosion to understand the financial terms relevant to any such potential Third Party Payments that may become due and payable thereunder and the relevant Necessary Third Party IP owned or otherwise controlled by such Third Party for which Company (or its Affiliate or Sublicensee) obtains a license, sublicense, covenant not to sue or other rights thereunder).

5.6

CTTQ Patents. Notwithstanding anything to the contrary set forth herein, the rights of the Parties with respect to any CTTQ Patents shall be governed under the terms and conditions of the CTTQ Agreements.

Article 6

Confidentiality

6.1

Confidentiality Obligations. During the Term and for [***] years thereafter, each Party (the “Receiving Party”) shall, and shall ensure that its Affiliates (and, with respect to the Company, its Sublicensees) and its and their respective employees, consultants, contractors, advisors and agents (“Representatives”), keep confidential and not publish or otherwise disclose to a Third Party, and not to use, directly or indirectly, for any purpose, any Confidential Information of the other Party (the “Disclosing Party”) furnished or otherwise made known to it, directly or indirectly, by the other Party pursuant to this Agreement, except to the extent that such disclosure or use is expressly permitted by the terms of this Agreement or is necessary or reasonably useful for the performance of such Party’s obligations, or the exercise of such Party’s rights under, this Agreement, in which case the Receiving Party may disclose Confidential Information of the Disclosing Party to its Representatives who have a need to know such Confidential Information in order to exercise the Receiving Party’s rights or perform the Receiving Party’s obligations under this Agreement, all of whom will be similarly bound by written confidentiality, non-disclosure, and non-use provisions substantially similar as those set forth in this Agreement. The confidentiality and non-use obligations with respect to the Disclosing Party’s Confidential Information under this Agreement, including this Section 6.1, will not include any information (and such information will not be considered Confidential Information) that the Receiving Party can show by competent written evidence:

(a)is or becomes generally available to the public or otherwise enters the public domain through no breach of this Agreement on the part of the Receiving Party or its Representatives;

(b)is already known by or in the possession of the Receiving Party at the time of disclosure by the Disclosing Party, without any obligation of confidentiality with respect to such information;

(c)is independently developed by the Receiving Party outside of this Agreement without use of or reference to the Disclosing Party’s Confidential Information; or

(d)is subsequently lawfully received by the Receiving Party from a Third Party who is rightfully in possession of such information and not bound by any obligation of confidentiality to the Disclosing Party with respect to such information.

The Receiving Party shall be responsible for any disclosure or use of the Confidential Information in breach of its obligations hereunder by such Representatives. The Receiving Party shall protect Confidential Information using not less than the same care with which it treats its own confidential information, but at all times shall use at least reasonable care. Each Party shall: (i) implement and maintain appropriate security measures to prevent unauthorized access, disclosure or use of the other Party’s Confidential Information; (ii) promptly notify the other Party of any unauthorized access or disclosure of such other Party’s Confidential Information of which it becomes aware; and (iii) cooperate with such other Party in the investigation and remediation of any such unauthorized access or disclosure.

6.2

Authorized Disclosures. Notwithstanding Section 6.1, the Receiving Party may, in connection with performing its obligations or exercising its rights under this Agreement, disclose the Confidential Information of the Disclosing Party, including this Agreement, to the extent that such disclosure is:

(a)made in response to a valid order of a court or other Governmental Body or, if in the reasonable opinion of the Receiving Party’s legal counsel (including internal counsel), such disclosure is otherwise required by Law (other than as set forth in Section 6.2(b)); provided that (i) the Receiving Party shall, to the extent practicable and consistent with Law, first have given notice thereof to the Disclosing Party as far in advance as reasonably practicable and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment and (ii) the Confidential Information disclosed in response to such order of a Governmental Body or Law shall be limited to that information which is legally required to be disclosed in response to such order or pursuant to such Law, as applicable;

(b)made by reason of filing with securities regulators (including the U.S. Securities and Exchange Commission) or any securities exchange on which securities issued by the Receiving Party or any of the Receiving Party’s Affiliate are traded to the extent such disclosure is required by Law (in the reasonable opinion of the Receiving Party’s legal counsel (including internal counsel)); provided that such Receiving Party shall (i) submit the proposed disclosure to the Disclosing Party in advance of such disclosure so as to provide a reasonable opportunity to comment thereon and (ii) consider the Disclosing Party’s comments in good faith;

(c)(i) reasonably required in connection with the prosecution and maintenance of a Biosion Patent in accordance with this Agreement or (ii) made by or on behalf of the Receiving Party to Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval for a Licensed Product in accordance with this Agreement; provided that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Law; or

(d)made by the Receiving Party to its attorneys, auditors, advisors, consultants, contractors, or existing or prospective collaboration partners, licensees, sublicensees, investors, acquirers, lenders or financing sources, in each case, as may be necessary in connection with the performance of obligations, or exercise of rights, under this Agreement or as required under the terms of agreements with Third Parties, in each case, for the limited purpose of such collaboration, license, sublicense, financing or acquisition activities; provided that any such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information no less restrictive than the obligations of confidentiality and non-use of the Receiving Party set forth in this Article 6 (provided, however, that, with respect to disclosures of the executed version of this Agreement (or any portion thereof) to any such existing or prospective collaboration partners, licensees, sublicensees, investors, acquirers, lenders or financing sources, the period of such obligations of confidentiality and non-use may be commercially reasonable (but, in any event, no less than [***] years)).

6.3

Clinical Trial Data. Notwithstanding the provisions of Section 6.1 and Section 6.4, to the extent that there are any Clinical Trials or studies (including observational studies and other studies, such as meta analyses) conducted by or on behalf of Biosion (or any of its Affiliates) with respect to any Licensed Product prior to the Effective Date, as applicable, Biosion (or any of its Affiliates) shall have the right (in their sole discretion, at any time) to publish (a) the results or summaries of results of any such Clinical Trial or study in any register maintained by Biosion or any of its Affiliates; or (b) the protocols of any such Clinical Trial on www.clinicaltrials.gov, within such timescales as required by Law or Biosion’s or any of its Affiliates’ standard operating procedures, irrespective of the outcome of any such Clinical Trial or study; provided that Biosion (or any of its Affiliates, as applicable) shall (i) submit to Company a copy of any such publication for Company’s review and comment (but not approval) at least [***] days prior to submission for the proposed date of publication (which period may be extended by up to an additional [***] days in the event that Company believes in good faith that such publication may form the basis of patentable intellectual property) and (ii) consider any Company’s comments thereto in good faith.

6.4

Public Disclosures. Subject to Section 6.2, neither Party (nor any of its respective Affiliates or, in the case of Company, any Sublicensees) shall have the right to make press releases or public announcements regarding this Agreement or the terms of this Agreement without the prior consent of the other Party; provided that (a) Biosion and Company may each (separately) issue a press release regarding this transaction following the Effective Date in the form, manner and on a date mutually agreed upon by the Parties; (b) subject to Section 6.5, Company (or any of its Affiliates or Sublicensees) shall have the right to make press releases or public announcements with respect to any Licensed Product, including its Development, Manufacture or Commercialization thereof in the Company Territory; and (c) neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Laws. Each Party (or any of its respective Affiliates or, in the case of Company, any Sublicensees) may publish or publicly announce any information relating to this Agreement that is substantially similar to information that has already been publicly disclosed in accordance with this Article 6, including with respect to information disclosed by a Party pursuant to Section 6.2(b); provided that as of such time, such information continues to be accurate.

6.5

Publications. Subject to the terms and conditions of this Agreement, without limiting its rights under this Agreement (including under Article 5 and Section 6.2), Company (or any of its Affiliates or Sublicensees) shall have the right to make publications regarding the Development and Commercialization of any Licensed Products by or on behalf of Company (or any of its Affiliates or Sublicensees), including any data and results generated with respect thereto, without the approval of Biosion; provided that (a) Company shall deliver to Biosion for review and comment a copy of any proposed publication at least [***] days before its intended submission for publication; and (b) Biosion shall have the right to (i) provide comments on such proposed publication, which comments Company will consider in good faith, and (ii) request modifications of the proposed publication or presentation to protect Biosion’s Confidential Information. Company (and its Affiliates and Sublicensees) will ascribe authorship of any proposed publication or presentation under this Section 6.5 using accepted standards used in peer-reviewed, academic journals at the time of the publication or presentation, and any such publication or presentation made by Company (or any of its Affiliates or Sublicensees) under this Section 6.5 shall contain appropriate acknowledgements of the contribution of Biosion to the Development activities that are the subject of such publication or presentation, in accordance with generally accepted academic practices. Once any such publication is accepted for publication, the publishing Party shall provide the other Party with a copy of the final version of such publication.

6.6

Use of Name. Notwithstanding any provision to the contrary set forth in this Agreement, nothing in this Agreement grants either Party a right to use the other’s name or logo in any press release, without first obtaining the other Party’s consent (except for any reference to the other Party as a party to this Agreement or as a developer of a Licensed Antibody or Licensed Product, subject to the other terms and conditions of this Agreement).

6.7

Equitable Relief. Due to the unique nature of the Confidential Information, the Parties agree that any breach or threatened breach by a Party of this Article 6 with respect to the other Party’s Confidential Information will cause not only financial harm to the other Party, but also irreparable harm for which money damages will not be an adequate remedy. Therefore, the other Party shall be entitled, in addition to any other legal or equitable remedies, to seek an injunction or similar equitable relief against any such breach or threatened breach by such Party without the necessity of proving actual damages or posting any bond.

Article 7

Representations and Warranties

7.1	Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

(a)such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization;

(b)such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(c)this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles;

(d)the execution, delivery and performance of this Agreement by such Party does not (i) conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound, (ii) violate any Law of any Governmental Body having authority over such Party or any order, writ, judgment, injunction, decree, determination, or award of any court or other Governmental Body presently in effect applicable to such Party, or (iii) violate such Party’s charter documents, bylaws or other organizational documents;

(e)such Party has all right, power and authority to enter into this Agreement and to perform its obligations under this Agreement, and it has the right to grant to the other the rights, licenses and sublicenses granted pursuant to this Agreement;

(f)there is no pending Proceeding that has been commenced against such Party that challenges, or would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby; and

(g)except for (i) any Regulatory Approvals necessary for the Development, Manufacture or Commercialization of Licensed Products hereunder or (ii) any required filing with the U.S. Securities and Exchange Commission or equivalent filings with regard to this transaction in other countries, no authorization, consent, approval, exemption of or filing or registration by any Third Party or Governmental Body is required with respect to the execution and delivery of this Agreement by it or the consummation by it of the transactions contemplated hereby.

7.2	Additional Representations and Warranties of Company. Company hereby represents and warrants to Biosion, as of the Effective Date, that:

(a) neither Company nor its Affiliates are subject to any contract, court order or other legal obligation that would limit or restrict in any material respect its ability to perform its obligations under this Agreement or to otherwise Develop, Manufacture or Commercialize any Licensed Product as contemplated under this Agreement;

(b)Company (or its Affiliates) has sufficient funds currently available, or has reasonable means of obtaining sufficient funds necessary to fulfill its payment obligations under Article 4 and to Develop and Commercialize the Licensed Products as contemplated under this Agreement;

(c)subject to relying on the representations and warranties of Biosion as set forth in this Agreement, Company and its Affiliates have made its own inquiry and investigation into, and based thereon, and the terms and conditions of this Agreement, has formed an independent judgment concerning the Biosion Licensed Technology, the Licensed Antibodies and the Licensed Products; and

(d)Company and its Affiliates acknowledge and agree that (i) except as otherwise expressly set forth in Section 7.1 or Section 7.3, neither Biosion nor any of its Affiliates (nor any of its or their respective Representatives) are making any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to any of the Biosion Licensed Technology, any Licensed Antibody, any Licensed Product or this Agreement, including with respect to the use of the Biosion Licensed Technology by or on behalf of Company, its Affiliates or any Sublicensee, the probable success or profitability of the Biosion Licensed Technology, any Licensed Antibody or any Licensed Product, or the merchantability or fitness of the Biosion Licensed Technology, any Licensed Antibody or any Licensed Product for any particular purpose, as applicable, (ii) except for the representations and warranties expressly set forth in Section 7.1 or Section 7.3, neither Company nor any of its Affiliates or Sublicensees have relied upon any other representations or warranties made by or on behalf of Biosion or any of its Affiliates (or any of its or their respective Representatives), and (iii) neither Biosion nor any of its Affiliates (nor any of its or their respective Representatives) have any liability or responsibility for any such other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to Company or any of its Affiliates or Sublicensees (or any of its or their respective Representatives).

7.3	Additional Representations and Warranties of Biosion. Biosion hereby represents and warrants to Company, as of the Effective Date, that:

(a)Biosion owns or otherwise Controls all right, title and interest in and to the Biosion Licensed Technology and the Biosion Licensed Technology is free and clear of any liens, charges, encumbrances, in each case, in the Field in the Company Territory;

(b)all Existing Biosion Patents are set forth on Schedule 1.19 and (i) the issued Patents included in the Existing Biosion Patents are subsisting and in good standing; (ii) all Existing Biosion Patents have been filed and maintained properly and correctly, and all applicable filing or maintenance fees with respect to such Existing Biosion Patents have been paid on or before the due date for payment; (iii) the pending applications included in the Existing Biosion Patents are being diligently prosecuted in the respective patent offices in accordance with Law; and (iv) to the Knowledge of Biosion, all inventors of the Existing Biosion Patents are correctly identified;

(c)Biosion has obtained, or caused its Affiliates, as applicable, to obtain, written assignments from the named inventors of all inventorship rights to all Existing Biosion Patents in favor of Biosion and, to its Knowledge, all such assignments are valid and enforceable;

(d)the Existing Biosion Patents represent all Patents that Biosion or its Affiliates own or otherwise has rights under, as of the Effective Date, that are necessary to (i) Develop or Manufacture the Existing BSI-045B Antibody, the Existing BSI-502 Antibody, the Existing BSI-045B Product or the Existing BSI-502 Product, or (ii) Commercialize the Existing BSI-045B Product or the Existing BSI-502 Product;

(e)the Existing Biosion Patents set forth on Schedule 1.19 are not the subject of any pending litigation procedure, discovery process, inter partes review, post-grant reviews, interference, reissue, reexamination, opposition, appeal proceedings or any other legal dispute or Proceeding, and, to its Knowledge, no such disputes or Proceedings have been threatened against Biosion by any Third Party with respect to any such Existing Biosion Patent;

(f)Biosion has not previously licensed, assigned, transferred or otherwise conveyed any right, title, option or interest in and to the Biosion Licensed Technology to any Third Party in the Company Territory in a manner that would conflict with the rights and licenses granted to Company under this Agreement;

(g)no claims have been asserted in writing or, to its Knowledge, threatened, against Biosion by any Third Party: (i) challenging the scope, validity, enforceability, inventorship or ownership of any Existing Biosion Patent; or (ii) alleging that the Development, Manufacture or Commercialization of the Existing BSI-045B Product or the Existing BSI-502 Product infringes or misappropriates, or will infringe or misappropriate, any Patent or other intellectual property or proprietary rights of any Third Party;

(h)except with respect to any CTTQ Patents, to its Knowledge, the Development, Manufacture or Commercialization of the Existing BSI-045B Product or the Existing BSI-502 Product as currently contemplated as of the Effective Date under this Agreement does not infringe or misappropriate, or will not infringe or misappropriate, any Patent or other intellectual property rights of any Third Party;

(i)the inventions claimed by the Existing Biosion Patents with respect to any of the Existing BSI-045B Antibody, the Existing BSI-502 Antibody, the Existing BSI-045B Product or the Existing BSI-502 Product were not conceived, reduced to practice, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by any grants, funds, and other money received from any Governmental Body, and no Governmental Body or academic institution has any right to, ownership of (including any “step-in” or “march-in” rights with respect to), or right to royalties for, or to impose any restriction on the assignment, transfer, grant of licenses or other disposal of the Existing Biosion Patents;

(j)except pursuant to the CTTQ Agreements, neither Biosion nor any of its Affiliates has previously entered into any definitive agreement, whether in writing or otherwise, that granted any Third Party any rights of reference under or access to the Regulatory Documents existing as of the Effective Date for the Existing BSI-045B Product or the Existing BSI-502 Product in the Company Territory (“Existing Regulatory Material”);

(k)Biosion and its Affiliates have generated, prepared, maintained and retained all Existing Regulatory Material that is required to be maintained or retained pursuant to, and in all material aspects in accordance with, Law;

(l)the Existing Inventory was manufactured in accordance with all applicable Law (including GMP) and is qualified for use in human clinical Development activities in the Company Territory;

(m)Biosion has provided Company true and correct copies of the CTTQ Agreements and (i) as of the Effective Date, both Biosion and, to Biosion’s Knowledge, CTTQ, have complied with all of their respective obligations under the CTTQ Agreements in all material respects, and (ii) neither Biosion nor, to Biosion’s Knowledge, CTTQ, is in breach of the CTTQ Agreements in any material respect as of the Effective Date;

(n)Biosion and its Affiliates have conducted (and, to its Knowledge, their respective subcontractors have conducted) all Development of the Existing BSI-045B Antibody, the Existing BSI-502 Antibody, the Existing BSI-045B Product and the Existing BSI-502 Product, including any and all pre-clinical studies and Clinical Trials conducted by or on behalf of Biosion or any of its Affiliates related thereto, in all material aspects in accordance with Law; and

(o)neither Biosion nor any of its Affiliates (nor to its Knowledge, any of its or their respective subcontractors) has employed or otherwise used in any capacity, the services of any Person debarred under United States Law, including under 21 U.S.C. Section 335a or any foreign equivalent thereof, in connection with the Development or Manufacture of the Existing BSI-045B Product or the Existing BSI-502 Product.

7.4

Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT: (A) NEITHER PARTY NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY OR ANY OF ITS AFFILIATES, AND (B) EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY UNDERSTANDS THAT THE LICENSED ANTIBODIES AND LICENSED PRODUCTS ARE THE SUBJECT OF ONGOING RESEARCH AND DEVELOPMENT, AND THAT NEITHER PARTY CAN ASSURE, AND EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY, THAT THE DEVELOPMENT OR MANUFACTURE OF ANY LICENSED ANTIBODY, OR THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY LICENSED PRODUCT, PURSUANT TO THIS AGREEMENT WILL RECEIVE REGULATORY APPROVAL OR WILL BE SAFE, EFFECTIVE, USEFUL OR SUCCESSFUL

OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO ANY LICENSED PRODUCTS WILL BE ACHIEVED.

Article 8

Indemnification

8.1

Indemnification by Biosion. Subject to the other provisions of this Article 8, Biosion shall indemnify, defend and hold harmless Company and its Affiliates and each of their respective employees, officers, directors and agents (collectively, the “Company Indemnitees”) from and against any and all liabilities, damages, losses, settlements, penalties, fines, costs or expenses (including reasonable attorneys’ fees and other expenses of litigation) (collectively, “Losses”) asserted in suits, claims, actions, demands by a Third Party (“Third Party Claims”) to the extent resulting from or arising out of: (a) the gross negligence or willful misconduct of Biosion or any Biosion Indemnitee in connection with the performance of its obligations or exercise of its rights or licenses under this Agreement; (b) any breach of any of Biosion’s representations, warranties, covenants or obligations under this Agreement, including any breach of its obligations to perform the Transition Services in accordance with this Agreement; or (c) the Development, Manufacture or Commercialization of any Licensed Product (including any Development or Manufacture of the Licensed Antibody incorporated, constituted, contained, comprised or utilized therein) by or on behalf of Biosion or any of its Affiliates anywhere in the world prior to the Effective Date; provided, however, that Biosion’s obligations pursuant to this Section 8.1 shall not apply to the extent that such Losses are covered by Company’s indemnification obligations under Section 8.2.

8.2

Indemnification by Company. Subject to the other provisions of this Article 8, Company shall indemnify, defend and hold harmless Biosion, its Affiliates and each of their respective agents, employees, officers and directors (collectively, the “Biosion Indemnitees”) from and against any and all Losses asserted in a Third Party Claim to the extent resulting from or arising out of: (a) the gross negligence or willful misconduct of Company, any Company Indemnitee or any Sublicensee in connection with the performance of its obligations or exercise of its rights or licenses under this Agreement; (b) any breach of any of Company’s representations, warranties, covenants or obligations under this Agreement; (c) Biosion’s (or its Affiliate’s) provision of any Transition Services in accordance with the terms of this Agreement; or (d) the Development, Manufacture or Commercialization of any Licensed Product (including any Development or Manufacture of the Licensed Antibody incorporated, constituted, contained, comprised or utilized therein) by or on behalf of Company or any of its Affiliates or Sublicensees in the Company Territory; provided that Company’s obligations pursuant to this Section 8.2 shall not apply to the extent that such Losses are covered by Biosion’s indemnification obligations under Section 8.1.

8.3

Notification of Claims; Conditions to Indemnification Obligations. As a condition to a Party’s right to receive indemnification under this Article 8, it shall (a) promptly notify the other Party as soon as it becomes aware of a Third Party Claim for which indemnification may be sought pursuant to Section 8.1 or Section 8.2, as applicable (provided that the failure to give such notice will not relieve the indemnifying Party of its indemnity obligation hereunder except to the extent that such failure materially prejudices the indemnifying Party); (b) cooperate, and cause the applicable Indemnitee(s) to cooperate, with the indemnifying Party in the defense, settlement or compromise of such Third Party Claim; and (c) permit the indemnifying Party to control the defense, settlement or compromise of such Third Party Claim, including the right to select defense counsel (provided, that in no event shall the indemnifying Party compromise or settle any Third Party Claim in a manner which admits fault or negligence on the part of the indemnified Party or any Indemnitee without the prior consent of the indemnified Party). Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such Third Party Claim, such cooperation to include using reasonable efforts to provide or make available documents, information and witnesses. In any such Proceeding, the indemnified Party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of the indemnified Party, unless (i) the indemnifying Party will have agreed to the retention of such counsel and its obligation to pay the fees and expenses of such counsel, or (ii) the named parties to any such Proceeding (including any impleaded parties) include both the indemnifying Party and the indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnified Party shall have no right to settle any such Third Party Claim without the prior written consent of the indemnifying Party.

8.4	Certain Limitations.

(a)In the case where the indemnifying Party refrains (in its sole discretion) from defending any Third Party Claim and an indemnified Party recovers from Third Parties any amount in respect of a matter with respect to which an indemnifying Party has indemnified it pursuant to this Article 8, such indemnified Party shall promptly pay over to the indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of: (i) any amount previously so paid by the indemnifying Party to or on behalf of the indemnified Party in respect of such matter, and (ii) any amount expended by the indemnifying Party in pursuing or defending any Third Party Claim arising out of such matter.

(b)Each Party agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

8.5	Insurance.

(a)Each Party will obtain and maintain in full force and effect, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement, including its indemnification obligations herein, in such amounts and on such terms as are determined to be advisable by such Party based on advice from insurance professionals, for companies of similar size and with similar resources for the activities to be conducted by it under this Agreement taking into account the scope of the activities for which such is responsible hereunder.

(b)Each Party will furnish to the other Party certificates of insurance or other reasonable written evidence of such Party’s insurance coverage required under this Section 8.5 upon such other Party’s request. Each Party shall provide the other Party with at least [***] Business Days’ notice prior to cancelling, not renewing or materially adversely changing such insurance coverage.

8.6

No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, EXCEPT WITH RESPECT TO EACH PARTY’S (A) INDEMNIFICATION OBLIGATIONS FOR LOSSES CAUSED BY OR ARISING OUT OF THIRD PARTY CLAIMS UNDER SECTION 8.1 OR SECTION 8.2, AS APPLICABLE; (B) BREACH OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 6; (C) BREACH OF BIOSION’S EXCLUSIVITY OBLIGATIONS UNDER SECTION 2.4; OR (D) WILLFUL MISCONDUCT OR FRAUD, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY INCIDENTAL, INDIRECT,

PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING FOR LOST REVENUES OR LOST PROFITS), WHETHER DIRECT OR INDIRECT, REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE), IN EACH CASE, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF, IRRESPECTIVE OF WHETHER SUCH PARTY OR ANY REPRESENTATIVE OF SUCH PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE OR WHETHER SUCH LOSS OR DAMAGE WAS REASONABLY FORESEEABLE.

Article 9

Term and Termination

9.1	Term and Expiration.

(a)The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated in accordance with Section 9.2, shall continue in full force and effect, on a country-by-country and Licensed Product-by-Licensed Product basis, until the date of expiration of the applicable Royalty Term with respect to a given Licensed Product in a given country, at which time this Agreement shall expire with respect to such Licensed Product in such country and the terms and conditions of Section 9.1(b) shall apply; provided that this Agreement shall expire in its entirety upon the expiration of the last to expire Royalty Term for the last remaining Licensed Product hereunder, as applicable.

(b)Upon the effective date of any expiration (but, for clarity, not the earlier termination) of this Agreement, (i) with respect to a given Licensed Product in a given country, (A) the licenses granted by Biosion to Company under this Agreement, including pursuant to Section 2.1, shall automatically convert to a fully-paid, royalty-free, perpetual, irrevocable, non-exclusive license solely with respect to such Licensed Product in such country and (B) this Agreement shall otherwise remain in full force and effect with respect to all other Licensed Products and all other countries in accordance with the terms herein, and (ii) with respect to this Agreement in its entirety, except as otherwise set forth in Section 9.4, all rights and licenses granted by each Party to the other Party hereunder shall immediately terminate, provided that all licenses granted by Biosion to Company pursuant to Section 2.1 shall automatically convert to fully-paid, royalty-free, perpetual, irrevocable, non-exclusive licenses with respect to all Licensed Products.

9.2	Termination.

(a)Termination for Convenience by Company. At any time during the Term, Company may, at its convenience, (i) terminate this Agreement in its entirety upon not less than (A) [***] days’ prior written notice to Biosion, if such written notice is given [***] or (B) [***] days’ prior written notice to Biosion, if such written notice is given [***]; or (ii) terminate this Agreement on a Licensed Product-by-Licensed Product basis, with respect to a given Licensed Product in all Regions in the Company Territory, upon not less than (A) [***] days’ prior written notice to Biosion, if such written notice is given [***], or (B) [***] days’ prior written notice to Biosion, if such written notice is given [***].

(b)Termination for Material Breach.

(i)If a Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached this Agreement, then, such Non-Breaching Party may deliver notice of such material breach to the Breaching Party (a “Default Notice”). Following receipt of a Default Notice, if the Breaching Party does not dispute that it has committed such material breach of this Agreement and the Breaching Party fails to cure such material breach within (A) with respect to any [***] breach, [***] days following receipt of such Default Notice; or (B) with respect to any other material breach, [***] days following receipt of such Default Notice (provided that, in the event of a material breach (other than a [***] breach), if such cure cannot reasonably be achieved within such [***] day-period and the Breaching Party provides the Non-Breaching Party with a cure plan that is reasonably acceptable to the Non-Breaching Party and diligently executes such plan, then, such [***] day-period shall be automatically extended for an additional [***] days), then, the Non-Breaching Party shall have the right, but not the obligation, to terminate this Agreement in its entirety with immediate effect upon delivery of notice to the Breaching Party; provided, however, that, in the event of a material breach (other than a [***] breach) by Company, if such material breach (and the subsequent failure to cure) solely relates to (x) one (1) or more Licensed Product(s) but does not relate to any other Licensed Products, or (y) one (1) or more Region(s) but does not relate to any other Region, then, (1) Biosion shall not have the right to terminate this Agreement in its entirety, but shall have the right to terminate this Agreement solely with respect to the applicable Licensed Product(s) (together with the corresponding Licensed Antibody(ies) that are incorporated or contained in, or constituted, comprised or utilized by, such Licensed Product(s) only if all Licensed Products incorporating or containing, or constitutes, comprises or utilizes such Licensed Antibody are subject to termination) or the applicable Region(s) with respect to which such material breach relates, and (2) this Agreement shall remain in full force and effect with respect to all other Licensed Products (including the corresponding Licensed Antibody(ies) that are incorporated or contained in, or constituted, comprised or utilized by, such Licensed Product(s)) and all other Region(s), as the case may be.

(ii)Notwithstanding the foregoing, if the Breaching Party disputes, acting reasonably and in good faith, the existence, materiality or failure to cure of any such breach (other than any [***] breach) and provides notice to the Non-Breaching Party of such Dispute within the relevant cure period, then, the Non-Breaching Party will not have the right to terminate this Agreement in accordance with this Section 9.2(b) with respect to such alleged material breach unless and until the relevant Dispute has been resolved in accordance with the dispute resolution procedure set forth in Article 10. It is understood and acknowledged that during the pendency of such Dispute, all the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder. If, as a result of the application of such dispute resolution procedures, the Breaching Party is finally determined to be in material breach of this Agreement and the Breaching Party fails to cure such material breach within [***] days following such final determination (or such longer period as established by the arbitrators in such final determination), then, the Non-Breaching Party shall have the right, but not the obligation, to terminate this Agreement in its entirety with immediate effect upon delivery of notice to the Breaching Party, subject to the proviso as set forth at the end of Section 9.2(b)(i), as applicable.

(c)Termination for Insolvency. If, at any time during the Term (i) a case is commenced by or against either Party under the Bankruptcy Code and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within [***] days after the commencement thereof, (ii) either Party files for or is subject to the institution of bankruptcy, dissolution, corporate reorganization, liquidation or receivership Proceedings (other than a case under the Bankruptcy Code), which Proceedings, if involuntary, shall not have been dismissed within [***] days after the commencement thereof, (iii) either Party assigns all or a substantial portion of its assets for the benefit of creditors or admits in writing its inability to generally meet its obligations as they fall due in the general course, (iv) a receiver or custodian is appointed for either Party’s business, or (v)

a substantial portion of either Party’s business is subject to seizure, attachment or similar process and not released within [***] days thereafter, then, in any such case ((i), (ii), (iii), (iv) or (v), each, a “Bankruptcy Event”), the other Party may terminate this Agreement in its entirety effective immediately, to the extent permitted by Law, by delivery of notice to such Party.

(d)Termination for Patent Challenge. If Company or any of its Affiliates (a) commences or actively and voluntarily participates in a Patent Challenge; or (b) actively and voluntarily assists any other Third Party in bringing or prosecuting a Patent Challenge, then, to the extent permitted by Law, Biosion shall have the right to terminate this Agreement (in its entirety) upon [***] days’ notice to Company, unless Company and its Affiliates withdraw their participation in such Patent Challenge on or before the [***] day following the date of Biosion’s notice of such termination.

9.3	Effects of Termination.

(a)Upon any termination (but, for clarity, not the expiration) of this Agreement, the terms and conditions of this Section 9.3 shall apply to the maximum extent permitted by Law; provided, however, that, if this Agreement is terminated (i) by Company pursuant to Section 9.2(a) or by Biosion pursuant to Section 9.2(b), solely with respect to one or more Licensed Product(s) (each, a “Terminated Product”) and, only if all Licensed Products incorporating or containing, or constituting, comprising or utilizing such Licensed Antibody are terminated, the corresponding Licensed Antibody that is incorporated or contained in, or constituted, comprised or utilized by, such Terminated Product (each, a “Terminated Antibody”), or (ii) by Biosion pursuant to Section 9.2(b), solely with respect to one or more Region(s) (each, a “Terminated Territory”), in each case ((i) or (ii)), but not in its entirety, then, the following effects of termination will apply only with respect to such Terminated Product(s) (together with the corresponding Terminated Antibod(ies), as applicable) or such Terminated Territor(ies), as applicable, and, from and after the effective date of such termination, each such Terminated Product shall cease to be a Licensed Product and such corresponding Terminated Antibody shall cease to be a Licensed Antibody in the applicable Terminated Territor(ies) under this Agreement; provided, further, that, if this Agreement is terminated in its entirety, then, all references herein to (A) Terminated Products shall include all Licensed Products, (B) Terminated Antibodies shall include all Licensed Antibodies and (C) Terminated Territory shall include all Regions in the Company Territory.

(b)Promptly following the effective date of such termination, the Parties will cooperate diligently, reasonably and in good faith to prepare a written termination and wind-down plan to govern the activities described in this Section 9.3 (“Termination and Wind-Down Plan”), including, upon the written request of Biosion (and subject to the remainder of this Section 9.3), to effectuate the timely reversion to Biosion of any Terminated Antibody or Terminated Product Developed, Manufactured or Commercialized by or on behalf of Company or any of its Affiliates or Sublicensees in the Terminated Territory prior to such effective date of termination; provided that such Termination and Wind-Down Plan (including any amendments thereto) shall be subject to the agreement of the Parties.

(c)Except as otherwise set forth in this Section 9.3 or the Termination and Wind-Down Plan, (i) all licenses and rights granted by Biosion to Company with respect to any Terminated Antibody and Terminated Product hereunder, including pursuant to Section 2.1, shall immediately terminate, and (ii) Company and its Affiliates (and any Sublicensees whose Sublicense Agreement does not otherwise remain in effect following termination of this Agreement pursuant to Section 9.3(j)) shall cease any and all Development, Manufacture and Commercialization of each Terminated Antibody and Terminated Product in the Terminated Territory.

(d)Except as otherwise set forth in this Section 9.3 or the Termination and Wind-Down Plan, Company shall promptly destroy any remaining quantities of Terminated Products in Company’s (or its Affiliates’, Sublicensees’ (whose Sublicense Agreement does not otherwise remain in effect following termination of this Agreement pursuant to Section 9.3(j)) or subcontractors’) possession or control, including any Terminated Antibodies or other intermediates thereof (except to the extent such intermediates are usable for any other Licensed Product that is not a Terminated Product).

(e)In the event that this Agreement is terminated by Company pursuant to Section 9.2(a) or by Biosion pursuant to Section 9.2(b) or Section 9.2(d), then, in each case, upon Biosion’s request:

(i)Company shall, and hereby does, grant (on behalf of itself and its Affiliates) to Biosion and its Affiliates an exclusive (even as to Company and its Affiliates), perpetual, irrevocable, transferable, worldwide license, with the right to freely sublicense (including through multiple tiers), under any Patents, Know-How or other intellectual property owned or otherwise Controlled by Company (or any of its Affiliates) as of the effective date of such termination that is necessary to Develop or Manufacture any Terminated Antibodies or Terminated Products, or to Commercialize any Terminated Products, in each case, in the Terminated Territory and in the form that such Terminated Antibodies or Terminated Products exist as of the effective date of such termination; provided that, such license shall be subject to [***];

(ii)the Parties shall cooperate in good faith to effect the transfer to Biosion of any Clinical Trial data and results Developed by or on behalf of Company (or any of its Affiliates) with respect to any such Terminated Antibody or Terminated Product in the Terminated Territory that are included within the scope of the Know-How licensed to Biosion pursuant to this Section 9.3(e); and

(iii)the Parties shall negotiate in good faith the terms of a license agreement under which Company may grant to Biosion (or its Affiliate) any additional licenses under any Patents, Know-How or other intellectual property owned or otherwise Controlled by Company (or any of its Affiliates) that are not covered by the license granted pursuant to this Section 9.3(e) with respect to such Terminated Antibodies and Terminated Products in the Terminated Territory, including commercially reasonable financial terms with respect to any such additional license grants (it being understood that Company shall be under no obligation to enter into any such license).

(f)Upon Biosion’s written request, Company shall cooperate with Biosion and provide, at Biosion’s cost and expense (unless such termination is by Biosion under Section 9.2(b), in which case Company shall bear its own cost and expense), assistance reasonably requested in writing by Biosion (including as set forth in the Termination and Wind-Down Plan, as applicable) for the transfer to Biosion of (i) the responsibility for filing, prosecution and maintenance of any Biosion Patents in the Terminated Territory for which Company (or any of its Affiliates or Sublicensees) had controlled pursuant to Section 5.2, (ii) the conduct of any Enforcement Action being conducted by or on behalf of Company (or any of its Affiliates or Sublicensees) pursuant to Section 5.3 solely with respect to Biosion Licensed Technology in the Terminated Territory or (iii) the conduct of any Third Party Action being conducted by or on behalf of Company (or any of its Affiliates or Sublicensees) pursuant to Section 5.4 solely with respect to Biosion Licensed Technology in the Terminated Territory, as applicable.

(g)Upon the written request of Biosion, at Biosion’s cost and expense, Company shall use reasonable efforts to transfer to Biosion (or its designee), all Regulatory Documents and Regulatory Approvals transferred to Company hereunder or otherwise prepared or obtained by or on behalf of Company (or any of its Affiliates or Sublicensees) prior to the effective date of such termination with respect to any Terminated Antibody or Terminated Product in the Terminated Territory that Company is permitted to transfer, and Biosion shall assume full responsibility for such Regulatory Documents and Regulatory Approvals; provided that, to the extent any such Regulatory Documents or Regulatory Approvals cannot be assigned to Biosion, Company agrees to grant to Biosion and its Affiliates a non-exclusive, fully paid, royalty-free, irrevocable, perpetual, sublicensable, license and right of reference under Company’s interest in such Regulatory Documents and Regulatory Approvals (with the right to sublicense and grant further rights of reference, if permitted) as necessary to Develop and Manufacture such Terminated Antibodies and Terminated Products, and Commercialize such Terminated Products, in the Terminated Territory.

(h)In the event that this Agreement is terminated by (i) Company pursuant to Section 9.2(a) or (ii) Biosion pursuant to Section 9.2(b), in each case ((i) or (ii)), with respect to one or more Licensed Product(s), but not this Agreement in its entirety, then, effective as of the effective date of such termination with respect to such Terminated Product(s), Biosion’s exclusivity obligations under Section 2.4 shall terminate and cease to apply for the remainder of the Term solely with respect to such Terminated Product(s) (and the corresponding Terminated Antibod(ies), as applicable) in the applicable Terminated Territory; provided that, for clarity, if this Agreement is terminated in its entirety, Biosion’s exclusivity obligations under Section 2.4 shall terminate and cease to apply effective as of the effective date of such termination.

(i)Upon the request of a Disclosing Party (including as set forth in the Termination and Wind-Down Plan, as applicable), the Receiving Party shall return to Disclosing Party or, at Disclosing Party’s election, destroy, all relevant records and materials in its possession or control containing or comprising any Know-How, materials or any other Confidential Information of the Disclosing Party or any of its Affiliates, as applicable; provided that: (i) in the event that such termination applies only to one (1) or more Terminated Antibodies or Terminated Product(s), but not the Agreement in its entirety, then the Receiving Party may retain copies of such Confidential Information to the extent necessary or reasonably useful to perform such Party’s continuing obligations, or exercise its rights, under this Agreement with respect to any remaining Licensed Antibodies or Licensed Products, (ii) the Receiving Party may retain a copy of computer records or files containing such Confidential Information that have been created pursuant to automatic archiving or back-up procedures that cannot reasonably be deleted, and (iii) the Receiving Party may retain Confidential Information of the Disclosing Party to the extent required for the exercise of any of its rights that survive such termination or as required by Law; provided, further, that such Confidential Information will be kept confidential by the Receiving Party in accordance with the terms and conditions of this Agreement for as long as the Receiving Party is in possession of such Confidential Information.

(j)Each sublicense granted by or on behalf of Company (or any of its Affiliates or Sublicensees) under the licenses granted pursuant to Section 2.1 with respect to any Terminated Antibody or Terminated Product in the Terminated Territory shall automatically terminate upon the effective date of such termination, unless Biosion elects, in its sole discretion, to assume such sublicense; provided that, in the event that Biosion does elect to assume any such sublicense, Biosion shall not be obligated to fulfill any obligations to any Sublicensees beyond those obligations required of Biosion as if this Agreement has not terminated; provided, further, that, Company shall facilitate an introduction to such Sublicensee and otherwise reasonably cooperate with Biosion and such Sublicensee in connection with Biosion’s assumption of such Sublicense Agreement, as applicable.

9.4	Survival; Accrued Rights and Obligations.

In addition to any other provisions of this Agreement that expressly survive pursuant to the terms herein, as applicable, the following provisions shall survive any expiration or termination of this Agreement: (i) Article 1 (to the extent necessary to interpret any surviving provisions of this Agreement), (ii) Section 2.3, (iii) Section 4.6 and Section 4.7 (with respect to any Net Sales of Licensed Products sold by or on behalf of Company (or any of its Affiliates or Sublicensees) prior to the effective date of such expiration or termination, or pursuant to the Termination and Wind-Down Plan following the effective date of such termination, as applicable), (iv) Section 4.9 (solely with respect to any costs or expenses accruing in connection with the Development, Manufacture and Commercialization of any Licensed Product by or on behalf of Company (or any of its Affiliates or Sublicensees) prior to the effective date of such termination or pursuant to the Termination and Wind-Down Plan following the effective date of such termination, as applicable), (v) Section 4.10 and Section 4.12 (with respect to any payment obligations accruing prior to the effective date of such expiration or termination or any payment obligations that survive in accordance with this Section 9.4), (vi) Section 4.13, (vii) Section 4.14, (viii) Section 5.1, (ix) Section 6.1 through Section 6.3 (inclusive), (x) Section 6.7, (xi) Section 7.4, (xii) Article 8, (xiii) Section 9.1(b), (xiv) Section 9.3, (xv) this Section 9.4, (xvi) Section 9.5, (xvii) Article 10 and (xviii) Article 11.

(a)Expiration or termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration and shall not relieve the Parties of any obligation or liability that accrued hereunder prior to, or that are expressly indicated to survive, such termination or expiration of this Agreement. In addition, termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

9.5	Effect of Bankruptcy or Insolvency.

(a)All rights in the licenses granted to Company by Biosion under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, if applicable, rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties agree that each Party, as the recipient of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, and that this Agreement constitutes an executory contract under Section 365(n) of the Bankruptcy Code.

(b)The Parties agree that the Company, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of any Bankruptcy Event with respect to Biosion, subject to the Company’s compliance with the terms of this Agreement, the Company shall be entitled to a complete duplicate of (or complete access to, as appropriate) any Biosion Know-How and Biosion Materials, which, if not already in the Company’s possession, shall be delivered to the Company promptly (i) following any such commencement of a bankruptcy Proceeding upon the Company’s written request therefor, unless Biosion elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i), following the rejection of this Agreement by Biosion.

(c)All rights, powers and remedies of Company provided for in this Section 9.5 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at Law or in equity (including, without limitation, under the Bankruptcy Code and any similar Laws in any other country or jurisdiction).

Article 10

Dispute Resolution

10.1

Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights or obligations hereunder. Except as set forth in Section 4.13(c), the Parties agree that any dispute arising out of or relating to this Agreement, or any document or instrument delivered in connection herewith (a “Dispute”) shall be resolved solely by means of the dispute resolution procedures set forth in this Article 10; provided that the foregoing shall not affect a Party’s right to terminate this Agreement under Section 9.2 or seek equitable relief as otherwise provided under this Agreement. Except as set forth in Section 4.13(c), any Dispute shall first be referred to the Alliance Managers of the Parties, who shall confer in good faith on the resolution of the issue in an expedient manner; provided, however, that if the Alliance Managers are not able to agree on the resolution of any such Dispute within [***] days (or such other period of time as mutually agreed by the Alliance Managers) after such Dispute was first raised by either Alliance Manager, then, such Dispute will, by written notice of one Party to the other Party, be referred to the Executive Officers of each Party for attempted resolution pursuant to Section 10.2.

10.2

Escalation to Executive Officers. If a Dispute is referred to the Executive Officers pursuant to Section 10.1, then, the Executive Officers shall attempt to resolve such Dispute by good faith negotiation within [***] days following the date on which such Dispute was first referred to them. If the Executive Officers do not resolve such Dispute within such [***] day-period after referral, then, at any time after such [***] day-period, either Party may elect to proceed to arbitration in accordance with Section 10.3 with respect to such Dispute by delivering notice to the other Party.

10.3

Arbitration. If the Executive Officers are unable to resolve a Dispute through the escalation procedures set forth in Section 10.2 within the time frames set forth therein and a Party elects by delivery of notice to proceed to arbitration with respect to such Dispute pursuant to Section 10.2, then, the Parties agree that they shall submit such Dispute for final settlement via binding arbitration in accordance with this Section 10.3, which arbitration shall be conducted in the English language in New York, New York under the commercial arbitration rules of the American Arbitration Association (“AAA Rules”), which shall administer the arbitration and act as appointing authority. There shall be single arbitrator appointed in accordance with the AAA Rules; provided that, if the Parties are unable to mutually agree on the selection of a single arbitrator, then the tribunal shall select a single arbitrator in accordance with AAA Rules; provided that such arbitrator shall have reasonably sufficient pharmaceutical industry experience relevant to the subject matter of such Dispute. The arbitrator shall use best efforts to rule on the Dispute within [***] days after appointment of the arbitrator. The arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties as soon as is reasonably possible. The arbitrator will, in rendering its decision, apply the substantive Law of the State of Delaware, without reference to its conflict of laws principles. The arbitrator’s authority to award special, incidental, consequential or punitive damages shall be subject to the limitation set forth in Section 8.6. The decision and award rendered by the arbitrator shall be final, binding and non-appealable (absent manifest error) and judgment may be entered upon it in any court of competent jurisdiction. Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator. The Parties acknowledge and agree that this Agreement and any award rendered pursuant hereto shall be governed by the UN Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

10.4

Injunctive Relief. No provision herein shall be construed as precluding a Party from bringing an action for injunctive relief or other equitable relief prior to the initiation or completion of the above procedure.

10.5

Patent and Trademark Disputes. Notwithstanding Section 10.3, any Dispute relating to the scope, ownership, enforcement, infringement or validity of any Patents or trademarks shall be submitted to a court of competent jurisdiction in the country in which such Patent or trademark rights were granted or arose.

Article 11

Miscellaneous Provisions

11.1

Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party, and neither Party shall represent that it has such authority.

11.2	Assignment.

(a)Except as expressly provided herein, neither Party shall assign or transfer this Agreement nor any of its rights or obligations hereunder, whether voluntarily or by operation of law, without the prior consent of the other Party (not to be unreasonably withheld, conditioned or delayed); provided that either Party may assign or transfer this Agreement (in its entirety, together with all of its rights and obligations hereunder) to (i) any Affiliate of such Party or (ii) any Third Party that acquires all or substantially all of such Party’s assets or business to which this Agreement relates (whether by sale of assets or stock, merger, consolidation, reorganization or otherwise), in each case ((i) or (ii)), without the consent of the other Party. Each assigning Party shall provide notice to the other Party promptly following any such assignment or transfer.

(b)No assignment under this Section 11.2 shall relieve the assigning Party of any of its responsibilities or obligations hereunder and, as a condition of such assignment, the assignee shall agree to be bound by all obligations of the assigning Party hereunder. This Agreement shall be binding upon the successors and permitted assigns of the Parties.

(c)The Parties acknowledge and agree that the intellectual property rights granted to Company and Biosion hereunder are personal to each Party, may not be assigned other than in accordance with this Agreement (including pursuant to this Section 11.2).

(d)Any assignment or other transfer not in accordance with this Section 11.2 shall be null and void.

11.3

Performance and Exercise by Affiliates.  Each Party shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by any of its Affiliates and the performance of such obligations by any such Affiliate shall be deemed to be performance by such Party; provided that each Party shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of a Party hereunder shall be deemed to be a failure by such Party to perform such obligations. For clarity and without limitation, the foregoing means that each Party may designate or subcontract to an Affiliate to perform its obligations hereunder or to be the recipient of the other Party’s performance obligations hereunder.

11.4

Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.5

Accounting Procedures. Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with such Party’s then-current Accounting Standards. All terms of an accounting or financial nature in this Agreement shall be construed in accordance with the foregoing Accounting Standard.

11.6

Force Majeure. Neither Party shall be liable to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from acts of God, epidemics, pandemics or disease outbreaks in the United States or elsewhere in the world, earthquake, riot, civil commotion, terrorism, war, industry-wide strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a Governmental Body, acts of a government or an agency thereof or judicial orders or decrees or restrictions or any other reason or circumstance that is beyond the reasonable control of the respective Party. The Party affected by a force majeure event shall (a) provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities); and (b) use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.

11.7

No Trademark Rights. Except as set forth in Section 6.6, no right, express or implied, is granted by this Agreement to either Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise.

11.8

Entire Agreement; Amendments. This Agreement (including the Schedules hereto), the Technology Transfer Plan, any MTR entered into pursuant to Section 2.7, any pharmacovigilance agreement entered into pursuant to Section 3.10(d), the Tripartite CTTQ Agreement, the Termination and Wind-Down Plan (if any) and the Warrant shall constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and terminate and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter, including the Existing Confidentiality Agreement and Existing MTA. To the extent of any express conflict or inconsistency between this Agreement and any Schedule hereto, except as otherwise expressly provided, the terms and conditions of this Agreement shall control. Except as specified herein, no waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

11.9

Governing Law. This Agreement shall be governed by and interpreted in accordance with the Laws of the State of Delaware, excluding application of any conflict of Laws principles that would require application of the Law of a jurisdiction outside of the State of Delaware, except matters of intellectual property that will be determined in accordance with the intellectual property Laws relevant to the intellectual property in question. In the event of any conflict between U.S. and foreign Laws, then, U.S. Laws shall govern. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

11.10

Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered (a) in person or via express courier service (signature required) to the Party to which it is directed at its address shown below (or such other address as such Party shall have last given by notice to the other Party) or (b) transmitted by email (receipt verified) to the Party to which it is directed at its email address shown below (or such other email address as such Party shall have last given by notice to the other Party). Either Party may change its address for purposes hereof by notice to the other in accordance with the provisions of this Section 11.10.

If to Company, addressed to:

Aclaris Therapeutics, Inc.

701 Lee Road, Suite 103

Wayne, Pennsylvania 19087

United States of America

Attn: [***]

E-mail: [***]

With a copy, which shall not constitute notice, to:

Cooley LLP
One Freedom Square
Reston Town Center, 11951 Freedom Drive
Reston, VA 20190-5656 U.S.A.
Attention: [***]
Email: [***]

If to Biosion, addressed to:

Biosion, Inc.

5th Floor, Building D

3-1 Zhongdan Unit, South Longshan Rd

Jiangbei New District

Nanjing, Jiangsu, China 210061

Attn: [***]

E-mail: [***]

With copies, which shall not constitute notice, to:

Biosion, Inc.

5th Floor, Building D

3-1 Zhongdan Unit, South Longshan Rd

Jiangbei New District

Nanjing, Jiangsu, China 210061

Attn: [***]

E-mail: [***]

Morgan, Lewis & Bockius LLP

502 Carnegie Center Drive

Princeton, NJ 08540

Attn:[***]

E-mail: [***]

11.11

Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

11.12

Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

11.13

Binding Effect; No Third Party Beneficiaries. As of the Effective Date, this Agreement will be binding upon and inure to the benefit of the Parties and, subject to Section 11.2, their respective permitted successors and assigns. This Agreement is intended for the benefit of the Parties, their respective permitted successors and assigns, and is not for the benefit of, nor many any provision hereof be enforced by, any other Person other than with respect to the indemnification provisions in Article 8 and as otherwise expressly set forth herein.

11.14

Interpretation. The headings and captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. All references herein to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Except where the context otherwise requires, wherever used, (a) the singular shall include the plural, the plural the singular; (b) the use of any gender shall be applicable to all genders; (c) the word “or” is used in the inclusive sense (and/or); (d) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (e) the word “will” will be construed to have the same meaning and effect as the word “shall”; (f) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (g) any reference herein to any Person will be construed to include the Person’s successors and assigns; (h) the words “herein,” “hereof” and “hereunder,” and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (i) the word “notice” will mean notice in writing (whether or not specifically stated) and the phases “in writing”, “written” or words of similar import, shall include any written instrument or communication delivered via hard copy or transmitted by email (receipt verified) but excludes any transmission via instant message or similar electronic communication, unless otherwise specified herein; (j) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or words of similar import will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (k) references to any specific Law or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor Law thereof; (l) a number of days, unless otherwise specified, refers to calendar days (and not, for clarity, Business Days); (m) countries shall include territories; and (n) when the terms Develop,

Manufacture and Commercialize are used collectively, such meaning includes to research, develop, practice, make, manufacture, use, exercise, offer for sale, sell, import, export, display, distribute, modify, make derivative works of, reproduce and commercialize. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions. The official language of this Agreement and between the Parties for all correspondence shall be the English language. If there is a discrepancy between any translation of this Agreement and the English language version of this Agreement, the English language version of this Agreement shall prevail.

11.15

Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile, portable document format (PDF) or other electronic copy of this Agreement, including the signature pages, will be deemed an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

Biosion, inc.

Signature:	/s/ Mingjiu Chen
Printed Name:	Mingjiu Chen
Title:	CEO

ACLARIS THERAPEUTICS, INC.

Signature:	/s/ Neal Walker
Printed Name:	Neal Walker
Title:	Interim Chief Executive Officer

[Signature Page to Exclusive License Agreement]